SCHEDULE 14A INFORMATION

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Saia, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 27, 2015

To Our Stockholders:

We cordially invite you to attend the 2015 annual meeting of stockholders of Saia, Inc. The meeting will take place at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 on April 27, 2015 at 10:30 a.m. local time. We look forward to your attendance, either in person or by proxy.

The purpose of the meeting is to:

1. Elect three directors, each for a term of three years;

2. Vote to approve the Saia, Inc. Annual Cash Bonus Plan;

3. Vote on an advisory basis to approve the compensation of Saia’s Named Executive Officers;

4. Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2015; and

5. Transact any other business that may properly come before the meeting and any postponement or adjournment of the meeting.

Only stockholders of record at the close of business on March 9, 2015 may vote at the meeting or any postponements or adjournments of the meeting.

By order of the Board of Directors,

Frederick J. Holzgrefe, III

Secretary

March 20, 2015

Please complete, date, sign and return the accompanying proxy card or vote by telephone or the internet. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada. Alternatively, you may vote electronically via the internet. Go to www.investorvote.com/saia and follow the steps outlined on the secure website.

If you are a registered stockholder, you may elect to have next year’s proxy statement and annual report made available to you via the internet. We strongly encourage you to enroll in this service. It is a cost-effective way for us to send you proxy materials and annual reports.

Your vote is very important. Please vote whether or not you plan to attend the meeting.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement before voting. For more complete information regarding the Company’s 2014 performance, please review the Company’s Annual Report on Form 10-K.

2015 Annual Meeting of Stockholders

•	Date and Time:

April 27, 2015, 10:30 a.m., local time

•	Place:

Renaissance Concourse Atlanta Airport Hotel

One Hartsfield Centre Parkway

Atlanta, Georgia 30354

•	Record Date:

March 9, 2015

Voting Matters and Board Recommendations

Our Board’s Recommendation
Election of Three Directors (page 5)	FOR each Director Nominee
Approval of the Saia, Inc. Annual Cash Bonus Plan (page 52)	FOR
Advisory Vote to Approve Executive Compensation (page 55)	FOR
Ratification of Independent Registered Public Accounting Firm (page 56)	FOR

2014 Business Highlights

In 2014, the Company delivered strong operating results. Business highlights included:

•	Revenues grew 11.7% to $1,272 million in 2014, compared to $1,139 million in 2013.
•	Operating income grew 15.2% to $85.7 million in 2014, compared to $74.4 million in 2013.
•	Operating Ratio improved to 93.3% in 2014 from 93.5% in 2013.
•	Diluted earnings per share of $2.04 in 2014, compared to $1.73 in 2013.

Director Nominees (page 5)

The Board of Directors consists of eight directors divided into three classes. Directors in each class are elected to serve for three-year terms that expire in successive years. The terms of the Class I directors will expire at the upcoming annual meeting. The Board of Directors has nominated the following persons for election as Class I directors for three-year terms expiring at the annual meeting of stockholders to be held in 2018. Each nominee is currently a director of Saia.

Name	Age	Director Since	Primary Occupation	Committee Memberships
William F. Evans*	67	2013	Retired Chief Financial Officer of Witness Systems, Inc.	Audit
Herbert A. Trucksess, III	65	2000	Chairman of the Board and retired Chief Executive Officer of Saia, Inc.	None
Jeffrey C. Ward*	56	2006	Vice President A.T. Kearney, Inc.	Compensation; Nominating and Governance
*	Independent Director

i

Management Proposals (pages 52-57)

•

Approval of the Saia, Inc. Annual Cash Bonus Plan.    We are asking stockholders to approve the Saia, Inc. Annual Cash Bonus Plan so the Company may attract and retain employees with a competitive bonus program that is designed to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

•

Advisory Vote to Approve Executive Compensation.    We are asking stockholders to approve on an advisory basis our Named Executive Officer compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in attracting, motivating and retaining talented executive officers and aligning the executives’ long-term interests with those of our stockholders.

•

Ratification of Appointment of Independent Registered Public Accounting Firm.    As a matter of good governance, we are asking our stockholders to ratify the selection of KPMG LLP as our auditors for 2015.

Corporate Governance (page 10)

Saia has the following corporate governance provisions and policies:

•

Separate Chief Executive Officer and Chairman of the Board.    The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board.

•

The Board has a Lead Independent Director.    The Lead Independent Director position ensures the Board has a director in a leadership position that is “independent” under all applicable rules of the NASDAQ Global Select Market and the Securities and Exchange Commission. The Lead Independent Director is elected annually by the independent directors. For 2014, the Lead Independent Director was Björn E. Olsson.

•

Majority Voting for Director Elections.    Saia’s Bylaws require that, in an uncontested election, a nominee to the Board must receive more votes cast for than against his or her election in order to be elected to the Board. If an incumbent director fails to receive a majority of the vote for reelection, the Nominating and Governance Committee recommends to the full Board whether to accept or reject the nominee’s previously submitted resignation, and the full Board makes the final determination. We believe the ability of stockholders to vote for or against a director, as opposed to merely withholding a vote for a director, increases accountability to stockholders. The election of directors at the 2015 annual meeting of stockholders is an uncontested election.

•

Three Standing Committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.    Saia’s Board committees are comprised entirely of independent directors. Saia’s committee charters are available free of charge on the Company’s website (www.saiacorp.com) under the investor relations section.

•

Stock Ownership Guidelines.    The Company has adopted stock ownership guidelines that apply to all officers who are eligible to receive long-term incentives, including all Named Executive Officers, and to Saia’s directors.

•

Clawback Policy.    The Company has a “clawback” policy for performance-based compensation where the payment was predicated on the achievement of financial results that were subsequently the subject of a material restatement and a lower payment would have been made based on the restated financial results.

•

Policy Against Hedging and Pledging of Saia Stock.    Directors and employees subject to the Company’s insider trading policies may not engage in short sales of Saia common stock, in transactions involving puts, calls, or other derivative securities of the Company or in hedging transactions with respect to the Company. Additionally, directors and such employees are prohibited from holding Saia stock in a margin account and from pledging Saia common stock as collateral for indebtedness.

Executive Compensation Highlights (page 18)

•

Saia Aligns Executives’ Interests with those of our Stockholders.    Other than base salary, which is historically targeted at the 50th percentile of our peer group, all significant elements of executive compensation are based on Saia’s stock price performance, earnings per share or operating ratio. For 2014, the Company’s annual incentive plan was based on achieving earnings per share and operating ratio targets. The long-term incentive plan utilizes a combination of grants of shares of common stock based on the Company’s total stockholder return compared to that of companies in the peer group over a three year period and stock options with an exercise price set at fair market value on the grant date. Regardless of how the Company performs relative to its peers, no payouts of the stock grants are made unless the Company had positive stockholder return over the three year period. Saia’s stock option plans strictly prohibit re-pricing of stock options.

•

2014 Say-on-Pay Results.    In 2014, holders of 95.9% of our stock voting on the question approved on an advisory basis the compensation paid to our Named Executive Officers as described in the 2014 proxy statement.

2014 Summary Compensation Table

Name & Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Richard D. O’Dell, President & Chief Executive Officer (PEO)	576,172	—	427,203	479,798	308,687	65,698	1,857,558
Frederick J. Holzgrefe, III, Vice President of Finance & Chief Financial Officer (PFO)	86,252	195,000	400,000	—	—	1,654	682,906
James A. Darby, Vice President of Finance, Retired	246,575	—	123,606	138,851	—	58,333	567,365
Brian A. Balius, Vice President of Transportation & Engineering	273,990	—	68,746	79,603	73,794	36,975	533,108
Mark H. Robinson, Vice President of Information Technology & Chief Information Officer	260,490	—	70,812	79,603	69,780	37,833	518,518
Sally R. Buchholz, Vice President of Marketing & Customer Service	247,510	—	65,142	73,181	66,492	34,233	486,558

See also the narrative and footnotes accompanying the Summary Compensation Table on page 36.

Important Dates for 2016 Annual Meeting of Stockholders (page 60)

Any stockholder who intends to present a proposal at the annual meeting in 2016 must deliver the proposal to Saia’s corporate Secretary at 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097:

•	Not later than November 21, 2015, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

•

On or after December 30, 2015, and on or before January 29, 2016, if the proposal is submitted pursuant to Saia’s By-Laws, in which case we are not required to include the proposal in our proxy materials.

Saia, Inc.

11465 Johns Creek Parkway, Suite 400

Johns Creek, Georgia 30097

2015 PROXY STATEMENT

The Board of Directors (the “Board”) of Saia, Inc. (“Saia” or the “Company”) is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2015 annual meeting of stockholders. The meeting will take place at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354 on April 27, 2015 at 10:30 a.m. local time. At the meeting, stockholders will vote on (a) the election of three directors, (b) the Annual Cash Bonus Plan, (c) an advisory basis to approve the compensation of Saia’s Named Executive Officers, (d) the ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2015, and (e) the transaction of any other business that may properly come before the meeting, although we know of no other business to be presented.

By submitting your proxy (either by signing and returning the enclosed proxy card or by voting electronically on the internet or by telephone), you authorize Björn E. Olsson, Lead Independent Director, Richard D. O’Dell, Saia’s Chief Executive Officer, and Frederick J. Holzgrefe, III, Saia’s Vice President of Finance, Chief Financial Officer and Secretary, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

Saia’s Annual Report to Stockholders for the fiscal year ended December 31, 2014, which includes Saia’s audited annual consolidated financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending this proxy statement, form of proxy and accompanying materials to stockholders on or about March 20, 2015.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY EITHER IN THE ENCLOSED ENVELOPE, VIA THE INTERNET OR BY TELEPHONE.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, the stockholders will be asked to:

1. Elect three directors, each for a term of three years;

2. Vote to approve the Annual Cash Bonus Plan;

3. Vote on an advisory basis to approve the compensation of Saia’s Named Executive Officers; and

4. Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2015.

Stockholders also will transact any other business that may properly come before the meeting. Members of Saia’s management team and a representative of KPMG LLP, Saia’s independent registered public accounting firm, will be present at the annual meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on March 9, 2015, the record date for the annual meeting, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a bank, broker or other nominee. Each outstanding share of common stock is entitled to one vote for all matters that properly come before the annual meeting for a vote. At the close of business on the record date, there were 25,089,333 shares of Saia common stock outstanding and entitled to vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholders of Record.    If your shares are registered directly with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.    Many of our stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials (including a voting instruction card) are being forwarded to you by your bank, broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or nominee on how to vote your shares. As the beneficial owner of shares, you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a legal proxy from your bank, broker or nominee and present it at the 2015 annual meeting. Your bank, broker or nominee has enclosed a voting instruction card for you to use in directing the bank, broker or nominee regarding how to vote your shares.

How do I vote?

Stockholders of Record.

1. You May Vote by Mail.    If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

2. You May Vote by Telephone or the Internet.    You may vote by telephone or on the internet by following the instructions included on the proxy card. If you vote by telephone or on the internet, you do not have to mail in your proxy card. Internet and telephone voting are available 24 hours a day. Votes submitted through the internet (www.investorvote.com/SAIA) or by telephone (1-800-652-8683) must be received by 11:59 p.m. Eastern time on April 26, 2015.

NOTE:

If you are a registered stockholder, you may elect to have next year’s proxy statement and annual report made available to you via the internet. We strongly encourage you to enroll in this service. It is a cost-effective way for us to send you proxy materials and annual reports.

3. You May Vote in Person at the Meeting.    You may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting.

Beneficial Owners.

If you hold your shares in street name, follow the voting instruction card you receive from your bank, broker or other nominee. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your bank, broker or nominee and present it at the annual meeting.

Can I change my vote?

Stockholders of Record.    You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting, giving written notice to Saia’s Secretary revoking your proxy, submitting a properly signed proxy bearing a later date or voting again by telephone or on the internet (your latest telephone or internet vote is counted).

Beneficial Owners.    If you hold your shares through a bank, broker or other nominee, you may change your vote by submitting new voting instructions following the instructions provided by your bank, broker or nominee.

What if I do not vote for some of the items listed on the proxy card or voting instruction card?

Stockholders of Record.    If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to a proposal, will be voted in accordance with the recommendations of the Board with respect to that proposal.

Beneficial Owners.    If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice with respect to a proposal or do not return your voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote your shares. Regulations prohibit banks, brokers and other nominees from voting shares in elections of directors, approval of the Annual Cash Bonus Plan, or as to compensation of Named Executive Officers unless the beneficial owners indicate how the shares are to be voted. Therefore, unless you instruct your bank, broker or nominee on how to vote your shares with respect to the election of directors, approval of the Annual Cash Bonus Plan and the compensation of Saia’s Named Executive Officers, your bank, broker or nominee will be prohibited from voting on your behalf on any such matter for which your instructions are not provided. As such, it is critical that you cast your vote if you want it to count for the proposals regarding the aforementioned matters. Your bank, broker or nominee will, however, continue to have discretionary authority to vote uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm.

How many shares must be present to hold the meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Saia common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (which occur when a bank, broker or other nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to a proposal and has not received instructions with respect to that proposal from the beneficial owner) will be treated as shares present for purposes of determining whether a quorum is present.

What if a quorum is not present at the meeting?

If a quorum is not present at the start of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and so long as the adjournment is not for longer than 30 days, no other notice will be given.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote:

•	FOR the election of the three nominees to the Board of Directors;

•	FOR the Annual Cash Bonus Plan;

•	FOR the compensation of Saia’s Named Executive Officers as presented in Proposal 3; and

•	FOR the ratification of KPMG LLP as Saia’s independent registered public accounting firm.

Will any other business be conducted at the meeting?

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

Who will count the votes?

Saia’s transfer agent, Computershare Trust Company, N.A., will tabulate and certify the votes. Douglas L. Col, the Company’s Treasurer and Assistant Secretary, will serve as the inspector of elections.

How many votes are required to elect the director nominees?

Because this is considered an uncontested election under the Company’s Bylaws, a nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent director fails to receive a majority of the vote for re-election, the Nominating and Governance Committee of the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant in deciding whether to accept a director’s resignation. Any director who tenders his or her resignation pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee unless you have withheld authority.

How many votes are required to approve the proposals other than the director nomination proposal?

The approval of the Annual Cash Bonus Plan, the advisory approval of the compensation of Saia’s Named Executive Officers and the ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm each require the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

What effect will abstentions and broker non-votes have on the proposals?

Shares voting “ABSTAIN” with respect to any nominee for director will be excluded entirely from the vote and will have no effect on the proposal. Shares voting “ABSTAIN” on the approval of the Annual Cash Bonus Plan, the advisory vote on executive compensation and the ratification of the appointment of the Company’s independent registered public accounting firm will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against the proposals. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

When will the Company announce the voting results?

We will announce the preliminary voting results at the annual meeting. The Company will report the final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days following the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of eight directors divided into three classes (Class I, Class II and Class III). Directors in each class are elected to serve for three-year terms that expire in successive years. The terms of the Class I directors will expire at the upcoming annual meeting. The Board of Directors has nominated William F. Evans, Herbert A. Trucksess, III and Jeffrey C. Ward for election as Class I directors for three-year terms expiring at the annual meeting of stockholders to be held in 2018 and until their successors are elected and qualified. Messrs. Evans, Trucksess and Ward currently serve as Class I directors.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Because this is considered an uncontested election under the Company’s Bylaws, a nominee for director is elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions will not affect the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If an incumbent director fails to receive a majority of the vote for re-election, the Nominating and Governance Committee of the Board will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation, and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant in deciding whether to accept a director’s resignation. Any director who tenders his or her resignation pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES.

The following tables set forth certain information regarding each nominee for director and continuing director of the Company. The information presented includes information provided to the Company by each nominee and continuing director including such person’s name, age, principal occupation and business experience for at least the past five years, the names of other publicly-held companies of which such person currently serves as a director or has served as a director during the past five years and the year in which the nominee first became a director of Saia.

The following six directors of Saia satisfy the NASDAQ Global Select Market’s (“NASDAQ”) definition of independent director: William F. Evans, Linda J. French, John J. Holland, Björn E. Olsson, Douglas W. Rockel and Jeffrey C. Ward.

In addition to the information presented below regarding the specific experience, qualifications, attributes and skills of each nominee and director that led the Board of Directors to the conclusion that such person should serve as a director, the Board also believes that all of the nominees and continuing directors have a reputation for high personal and professional ethics, integrity, values and character. Each nominee and continuing director brings a strong and unique background and set of skills to the Board of Directors giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, law and regulation, the less-than-truckload (“LTL”) and transportation industry, accounting and finance, and risk assessment. They have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Each nominee and continuing director is committed to achieving, monitoring and improving on the Company’s business strategy.

Current Nominees

NOMINEES FOR ELECTION AS

CLASS I DIRECTORS FOR A THREE-YEAR

TERM EXPIRING AT THE 2018 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships
William F. Evans, 2013	67

From May 2002 to June 2007, Mr. Evans was Executive Vice President and Chief Financial Officer of Witness Systems, Inc., a publicly-traded workforce optimization services and software provider. He was a director of ValueVision Media, Inc., a publicly-traded multichannel electronics retailer, from 2011 to 2014. From 1993 to 2011, he served as a director of SFN Group, Inc., a publicly-traded company that provided temporary and permanent staffing solutions to businesses. From 2008 to 2010, he served as a director of Wolverine Tube, Inc., a publicly-traded company in the tubing, fabricated products and metal joining products industry.

Mr. Evans brings to the Board professional experience as a Chief Financial Officer of multiple publicly-traded companies, significant finance and accounting expertise as a director of other public companies and experience as a partner in a public accounting firm. Mr. Evans qualifies as an “audit committee financial expert.”

Herbert A. Trucksess, III, 2000	65

Mr. Trucksess is Chairman of the Board of Directors of Saia. He was named President and Chief Executive Officer of the Yellow Regional Transportation Group (now Saia, Inc.) in February 2000 and served as Chief Executive Officer until December 2006. Prior to leading Saia, Mr. Trucksess was Chief Financial Officer at Saia’s former parent, Yellow Corporation, and previously held executive positions with Preston Corporation, a holding company for regional LTL carriers that included the predecessor of Saia. Mr. Trucksess also served as a director of School Specialty, Inc., a publicly-traded provider of educational products and services, from 2007 to 2013.

Mr. Trucksess brings to the Board more than 30 years of experience in the LTL industry, extensive knowledge of the Company’s operations as the Company’s former Chief Executive Officer, extensive finance and accounting expertise, prior experience as the Chief Financial Officer of Yellow Corporation and experience as a director and audit committee chair of another public company.

Jeffrey C. Ward, 2006	56	Mr. Ward is a Vice President of A.T. Kearney, Inc., a global management consulting firm. Mr. Ward joined A.T. Kearney, Inc. in 1991.

Mr. Ward’s experience at A.T. Kearney is focused on the North American transportation market. Additionally, he has experience in a privately-held family LTL company. Mr. Ward brings to the Board significant knowledge in the areas of corporate and marketing strategy, post-merger integration, restructuring and privatization, network operations, mergers and acquisitions and operations effectiveness.

Continuing Directors

CLASS II DIRECTORS CONTINUING IN OFFICE

WHOSE TERMS EXPIRE AT THE 2016 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships
John J. Holland, 2002	65

Mr. Holland has served as the President of the International Copper Association, Ltd., an international trade association, since February 2012. Mr. Holland has also served as the President of Greentree Advisors, LLC, a business advisory firm, since October 2004. From September 2008 to October 2009, Mr. Holland served as President, Chief Operating Officer and Chief Financial Officer of MMFX Technologies Corporation, a privately-held steel manufacturing firm. Previously, Mr. Holland served as Executive Vice President and Chief Financial Officer of Alternative Energy Sources, Inc., a publicly-traded ethanol company, from August 2006 to June 2008. Prior to that, Mr. Holland was the President and Chief Executive Officer and a director of Butler Manufacturing Company (“Butler”), a publicly-traded manufacturer of prefabricated buildings, from July 1999 to October 2004 and Chairman of the Board of Directors of Butler from November 2001 to October 2004. Mr. Holland has served as a member of the Board of Directors of Cooper Tire and Rubber Company since 2003 and NCI Building Systems, Inc., an integrated manufacturer and marketer of metal products, since 2009.

Mr. Holland brings to the Board operational and leadership experience as the Chief Executive Officer and Chief Financial Officer of publicly-traded companies, significant finance and accounting expertise, qualifying as an “audit committee financial expert,” experience as a director of other public companies and experience in public accounting as a certified public accountant. Mr. Holland also has extensive knowledge of Saia and the LTL industry having served on the Board of Saia since 2002.

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships
Richard D. O’Dell, 2006	53

Mr. O’Dell has been President and Chief Executive Officer of Saia since December 2006 and has served as President of Saia since July 2006. In 1997, Mr. O’Dell joined Saia LTL Freight, the principal operating subsidiary of the Company, as Chief Financial Officer. He continued in that position until his appointment as President and CEO of Saia LTL Freight in 1999. As a long-time executive of the Company, Mr. O’Dell brings extensive knowledge and understanding of the Company and the LTL industry to the Board. Additionally, he has experience in public accounting as a certified public accountant.

Douglas W. Rockel, 2002	58

Mr. Rockel has been President, Chief Executive Officer and Chairman of the Board of Directors of Roots, Inc., a private commercial real estate development and investment company, since August 2001. Prior to that, he was a Senior Vice President with ABN Amro Securities (formerly ING Barings) from February 1997 to July 2001.

Mr. Rockel’s approximately 15 years of experience as a securities analyst with a particular focus on the transportation industry and his experience with a development and investment company give him significant insight in our industry and in how to build and maintain value for stockholders. Further, Mr. Rockel has extensive finance and accounting expertise and qualifies as an “audit committee financial expert.” Mr. Rockel also has extensive knowledge of Saia and the LTL industry having served on the Board of Saia since 2002.

CLASS III DIRECTORS CONTINUING IN OFFICE

WHOSE TERMS EXPIRE AT THE 2017 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships
Linda J. French, 2004	67

Ms. French is retired from her position as assistant professor of business administration at William Jewell College in Liberty, Missouri, where she served from 1997 to 2001. Prior to joining the William Jewell faculty, Ms. French was a partner at the law firm of Husch Blackwell Sanders LLP (now Husch Blackwell LLP) for approximately four years and an executive officer of Payless Cashways, Inc. for approximately 12 years.

Ms. French brings a wide variety of experience to the Board as an executive officer and general counsel of a public company, a partner in a major law firm and an assistant professor of business administration. Additionally, Ms. French has

Director, Year First Elected as Director	Age	Principal Occupation, Business Experience and Directorships
		particular experience in human resource, governance and ethics matters. Ms. French also has extensive knowledge of Saia and the LTL industry having served on the Board of Saia since 2004.
Björn E. Olsson, 2005	69

Mr. Olsson served on the Resident Management Team at George K. Baum & Company, an investment bank, from September 2001 to September 2004. Prior to that time Mr. Olsson was President and Chief Executive Officer/Chief Operating Officer of Harmon Industries, Inc., a publicly-traded supplier of signal and train control systems to the transportation industry, from August 1990 to November 2000.

Mr. Olsson brings to the Board operational and leadership experience as the Chief Executive Officer of a publicly-traded supplier of equipment to the railroad industry. Additionally, Mr. Olsson’s experience as a former director of three public companies and the Chief Financial Officer of a public company in Sweden aids his service to the Board. Mr. Olsson also has extensive knowledge of Saia and the LTL industry having served on the Board of Saia since 2005.

CORPORATE GOVERNANCE

THE BOARD, BOARD MEETINGS AND COMMITTEES

The system of governance practices followed by the Company is memorialized in the charters of the three standing committees of the Board of Directors (the Audit Committee, the Compensation Committee and the Nominating and Governance Committee) and in the Company’s Corporate Governance Guidelines. The charters and Corporate Governance Guidelines are intended to provide the Board with the necessary authority and practices to review and evaluate the Company’s business and to make decisions independent of the influence of the Company’s management. The Corporate Governance Guidelines establish guidelines for the Board with respect to Board meetings, Board composition, selection and election, director responsibility, director access to management and independent advisors and non-employee director compensation.

The committee charters and the Corporate Governance Guidelines are reviewed annually and updated as necessary to reflect evolving governance practices and changes in regulatory requirements. The Corporate Governance Guidelines and each of the Board’s committee charters are available free of charge on the Company’s website (www.saiacorp.com) under the investor relations section.

The Company has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is filed as Exhibit 14.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission.

Board Leadership Structure

Saia’s Board structure provides for a Chief Executive Officer separate from the Chairman of the Board. The Board believes having a separate Chairman and Chief Executive Officer allows each to more fully focus on their applicable responsibilities. Further, maintaining separate roles allows the Chairman to adequately oversee the Chief Executive Officer’s performance and remain more impartial when governing the Board. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board.

Additionally, the Board has created a Lead Independent Director position in order to have a director in a leadership position that is “independent” under all applicable rules of the NASDAQ Global Select Market and the Securities and Exchange Commission. The Lead Independent Director is elected annually by the independent directors. For 2014, the Lead Independent Director was Björn E. Olsson. The primary responsibilities of the Lead Independent Director are to:

•	set jointly with the Chairman of the Board the schedule for Board meetings and provide input to the Chairman concerning the agenda for Board meetings;

•	advise the Chairman as to the quality, quantity and timeliness of the flow of information to the non-employee directors;

•	chair all meetings of the Board at which the Chairman is not present;

•	coordinate, develop the agenda for, chair and moderate meetings of independent directors, and generally act as principal liaison between the independent directors and the Chairman;

•	provide input to the Board concerning the Chief Executive Officer’s performance; and

•	provide input to the Nominating and Governance Committee regarding the appointment of chairs and members of the various committees.

In addition, the Lead Independent Director has the authority to call meetings of independent directors. If requested by major stockholders, the Lead Independent Director will make himself reasonably available for direct communication.

Meetings

The Board of Directors held eight meetings in 2014. Each director attended at least 75% of the meetings convened by the Board and the applicable committees during such director’s service on the Board during 2014.

Executive sessions of non-employee directors and separate executive sessions of independent directors are held as part of each regularly scheduled meeting of the Board. The sessions of the independent directors are chaired by the Lead Independent Director.

Board Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which is comprised entirely of independent directors. Current Committee memberships are as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee
John J. Holland, Chair	Linda J. French, Chair	Björn E. Olsson, Chair
William F. Evans	Björn E. Olsson	Douglas W. Rockel
Douglas W. Rockel	Jeffrey C. Ward	Jeffrey C. Ward

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”). The Audit Committee held five meetings in 2014. The functions of the Audit Committee are described in the Audit Committee charter and include, among others, the following:

•	review the adequacy and quality of Saia’s accounting and internal control systems;

•	review Saia’s financial reporting process on behalf of the Board of Directors;

•	oversee the entire audit function, both internal and independent, including the selection of the independent registered public accounting firm;

•	review the Company’s major financial reporting exposures concerning risk assessment and management and the steps management has taken to monitor and control such exposures; and

•	provide an effective communication link between the auditors (internal and independent) and the Board of Directors.

Each member of the Audit Committee meets the independence and experience requirements for audit committee members as established by The NASDAQ Global Select Market. The Board of Directors has determined that Mr. Evans, Mr. Holland and Mr. Rockel are “audit committee financial experts,” as defined by applicable rules of the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee held seven meetings in 2014. The functions of the Compensation Committee are described in the Compensation Committee charter and include, among others, the following:

•	recommend to the Board the salaries, bonuses and other remuneration and terms and conditions of employment of the Named Executive Officers of Saia;

•	supervise the administration of Saia’s incentive compensation and equity-based compensation plans; and

•	make recommendations to the Board of Directors with respect to Saia’s executive officer compensation policies and the compensation of non-employee directors.

Each member of the Compensation Committee qualifies as (i) an independent director under applicable NASDAQ rules and Rule 10C-1 of the Securities Exchange Act of 1934; (ii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Internal Revenue Code”), as amended; and (iii) a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934.

Nominating and Governance Committee

The Nominating and Governance Committee held two meetings in 2014. The functions of the Nominating and Governance Committee are described in the Nominating and Governance Committee charter and include, among others, the following:

•	review the size and composition of the Board and make recommendations to the Board as appropriate;

•	review criteria for election to the Board and recommend candidates for Board membership;

•	review the structure and composition of Board committees and make recommendations to the Board as appropriate;

•	develop and oversee an annual self-evaluation process for the Board and its committees;

•	review the Company’s major enterprise risk assessment and management processes for matters other than financial reporting risk matters;

•	provide oversight of corporate ethics issues and at least annually assess the adequacy of the Company’s Code of Business Conduct and Ethics; and

•	provide oversight on management succession issues.

Each member of the Nominating and Governance Committee meets the definition of an independent director under applicable NASDAQ rules.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of Company objectives, improve long-term Company performance and create stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy and objectives is integral to the Board’s assessment of the Company’s risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors conducts an annual risk assessment of the Company’s financial risk, legal/compliance risk and operational/strategic risk. The Board typically reviews at least one risk element in detail at each regular Board meeting and addresses individual risk issues throughout the year as necessary.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its committees. In particular, the Audit Committee focuses on key business and financial risks and related controls and processes. Per its charter, the Audit Committee discusses with management the Company’s major financial reporting exposures concerning risk assessment and management and the steps management has taken to monitor and control such exposures. The Company’s Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy and objectives and helps ensure that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Finally, the Company’s Nominating and Governance Committee is responsible for overseeing the Company’s major non-financial reporting enterprise risk assessment and management processes. The Chair of the Nominating and Governance Committee discusses with both the Audit Committee and the Compensation Committee the processes used in the oversight of the non-financial reporting enterprise risk assessment and management processes.

The Board believes its leadership structure enhances overall risk oversight. While the Board requires risk assessments from management, the combination of Board member experience, continuing education and independence of governance processes provide an effective basis for testing, overseeing and supplementing management assessments.

ELECTION OF DIRECTORS

Election to the Company’s Board of Directors in a contested election is by a plurality of the votes cast at any meeting of stockholders. An election will be considered contested if (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in the Company’s Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Company first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee.

In an uncontested election, directors are elected by a majority of the votes cast “FOR” and “AGAINST” at any meeting of stockholders. If an incumbent director fails to receive a majority of the vote for re-election in an uncontested election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s previously tendered irrevocable resignation and will submit such recommendation for prompt consideration by the Board. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee and the Board will consider any factors they deem relevant in deciding whether to accept a director’s resignation. Any director who tenders his or her resignation pursuant to this provision of the Corporate Governance Guidelines will not participate in the Nominating and Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. The election of directors at the 2015 annual meeting of the Company’s stockholders is an uncontested election.

The Board will nominate for election or re-election as director only candidates who agree to tender irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they will face re-election and (ii) Board acceptance of such resignation. The Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with the Corporate Governance Guidelines.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The Corporate Governance Guidelines include director qualification standards which provide as follows:

•	A majority of the members of the Board of Directors must qualify as independent directors in accordance with the rules of The NASDAQ Global Select Market;

•	No member of the Board of Directors should serve on the Board of Directors of more than three other public companies;

•	No person may stand for election as a director of the Company after reaching age 72; and

•	No director shall serve as a director, officer or employee of a competitor of the Company.

While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, the Corporate Governance Guidelines provide that directors and candidates for director generally should, at a minimum, meet the following criteria:

•	Directors and candidates should have high personal and professional ethics, integrity, values and character and be committed to representing the best interests of the Company and its stockholders;

•	Directors and candidates should have experience and a successful track record at senior policy-making levels in business, government, technology, accounting, law and/or administration;

•	Directors and candidates should have sufficient time to devote to the affairs of the Company and to enhance their knowledge of the Company’s business, operations and industry; and

•

Directors and candidates should have expertise or a breadth of knowledge about issues affecting the Company that is useful to the Company and complementary to the background and experience of other Board members.

In considering whether to recommend any candidate as a director nominee, including candidates recommended by stockholders in accordance with the procedures discussed below, the Nominating and Governance Committee will apply the criteria set forth in the Corporate Governance Guidelines. The Nominating and Governance Committee seeks nominees with a broad range of experience, professions, skills, geographic representation and backgrounds. The Nominating and Governance Committee does not assign specific weights to the criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Governance Committee assesses the effectiveness of the Corporate Governance Guidelines, including with respect to director nominations and qualifications and achievement of having directors with a broad range of experience and backgrounds, through completion of the committee’s annual self-evaluation process.

Procedures for Recommendations and Nominations by Stockholders

Stockholder Recommendations

The Nominating and Governance Committee has adopted policies concerning the process for the consideration of director candidates recommended by stockholders. The Nominating and Governance Committee will consider director recommendations from stockholders. Any stockholder wishing to recommend a candidate for consideration should send the following information to the Secretary of the Company, Saia, Inc., 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097:

•	The name and address of the recommending stockholder as it appears on the Company’s books;

•	The number and class of shares owned beneficially and of record by such stockholder, the length of period held and proof of ownership of such shares;

•

If the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held. (Alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

•

A statement from the stockholder as to whether the recommending stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders.

The recommendation must be accompanied by the information concerning the candidate required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to the Securities Exchange Act of 1934 and rules adopted thereunder, generally providing for the disclosure of:

•

The name and address of the candidate, any arrangements or understanding regarding nomination, the candidate’s business experience and public company directorships during the past five years and information regarding certain types of legal proceedings within the past ten years involving the candidate and a statement of the particular experience, qualifications, attributes or skills that made the candidate appropriate for service on the Board;

•	The candidate’s ownership of securities in the Company; and

•	Transactions between the Company and the candidate valued in excess of $120,000 and certain other types of business relationships with the Company.

The recommendation must describe all relationships between the candidate and the recommending stockholder and any agreements or understandings between the recommending stockholder and the candidate regarding the recommendation. The nominating recommendation shall describe all relationships between the candidate and any of the Company’s competitors, customers, suppliers or other persons with special interests regarding the Company.

The recommending stockholder must furnish a statement supporting its view that the candidate possesses the minimum qualifications prescribed by the Nominating and Governance Committee for director nominees, and briefly describing the contributions that the nominee would be expected to make to the Board and to the governance of the Company. The recommending stockholder must state whether, in the view of the stockholder, the candidate, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company.

The nominating recommendation must be accompanied by the consent of the candidate to be interviewed by the Committee, if the Committee chooses to do so in its discretion (and the recommending stockholder must furnish the candidate’s contact information for this purpose), and, if nominated and elected, to serve as a director of the Company.

If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group.

The Secretary of Saia will promptly forward such materials to the Nominating and Governance Committee Chair and the Chairman of the Board of Saia. The Secretary will also maintain copies of such materials for future reference by the Committee when filling Board positions.

If a vacancy arises or the Board decides to expand its membership, the Nominating and Governance Committee will seek recommendations of potential candidates from a variety of sources (including incumbent directors, stockholders and the Company’s management). At that time, the Nominating and Governance Committee also will consider potential candidates submitted by stockholders in accordance with the procedures described above. The Nominating and Governance Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board. The Nominating and Governance Committee seeks to identify and recruit the best available candidates and it intends to evaluate qualified stockholder candidates on the same basis as those submitted by other sources.

After completing this process, the Nominating and Governance Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Nominating and Governance Committee will rank them by order of preference, depending on their respective qualifications and Saia’s needs. The Nominating and Governance Committee Chair, or another director designated by the Nominating and Governance Committee Chair, will then contact the desired candidate(s) to evaluate their potential interest and to set up interviews with the full Nominating and Governance Committee. All such interviews are held in person and include only the candidate and the Nominating and Governance Committee members. Based upon interview results, the candidate’s qualifications and appropriate background checks, the Nominating and Governance Committee then decides whether it will recommend the candidate’s nomination to the full Board.

Stockholder Nominations

Separate procedures apply if a stockholder wishes to submit a director candidate at an annual meeting. To nominate a director candidate for election at an annual meeting, a stockholder must deliver timely notice of such nomination to the principal executive offices of the Company in accordance with, and containing the information required by, the Company’s Bylaws. To be timely, the notice must be received at the Company’s principal executive offices no later than the close of business on the 90th calendar day or earlier than the 120th calendar day prior to the first anniversary date of the immediately preceding year’s annual meeting. The Company’s Bylaws have been filed with the Securities and Exchange Commission and copies are available from the Company. No stockholder nominations have been made in connection with the 2015 annual meeting of stockholders.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has adopted procedures for stockholders to send communications to the Board or individual directors of the Company as follows:

Stockholders seeking to communicate with the Board of Directors should submit their written comments to the Secretary of the Company, Saia, Inc., 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097. The Secretary of the Company will forward all such communications (excluding routine advertisements and business solicitations and communications which the Secretary of the Company, in his or her sole discretion, deems to be a security risk or for harassment purposes) to each member of the Board of Directors, or if applicable, to the individual director(s) named in the correspondence. Subject to the following, the Chairman of the Board and the Lead Independent Director will receive copies of all stockholder communications, including those addressed to individual directors, unless such communications address allegations of misconduct or mismanagement on the part of the Chairman or Lead Independent Director. In such event, the Secretary of the Company will first consult with and receive the approval of the Lead Independent Director or Chairman, as applicable, before disclosing or otherwise discussing the communication with the director subject to the allegation.

The Company reserves the right to screen materials sent to its directors for potential security risks and/or harassment purposes and the Company also reserves the right to verify ownership status before forwarding stockholder communications to the Board of Directors.

The Secretary of the Company will determine the appropriate timing for forwarding stockholder communications to the directors. The Secretary will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other Board materials in advance of the next scheduled Board meeting.

Stockholders also have an opportunity to communicate with the Board of Directors at the Company’s annual meeting of stockholders. The Company’s Corporate Governance Guidelines provide that absent unusual circumstances, directors are expected to attend all annual meetings of stockholders. Each of the directors then-serving on the Board attended the Company’s 2014 annual meeting of stockholders.

STOCK OWNERSHIP

Directors and Executive Officers

The following table sets forth the amount of Saia’s common stock beneficially owned by each director and each executive officer named in the Summary Compensation Table on page 36 and all directors and executive officers as a group, as of January 15, 2015. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Common Stock Beneficially Owned				Share Units Held Under Deferral Plans(4)
Name of Beneficial Owner	Shares Beneficially Owned(1)	Rights to Acquire Beneficial Ownership(2)	Total	Percent of Class(3)
William F. Evans	669	—	669	*	4,104
Linda J. French	5,893	—	5,893	*	33,766.5
John J. Holland	5,145	—	5,145	*	47,563.5
William F. Martin, Jr.(5)	1,050	—	1,050	*	33,124.5
Richard D. O’Dell	16,438	64,313	80,751	*	64,605.81
Björn E. Olsson	3,000	—	3,000	*	39,810
Douglas W. Rockel	3,112	—	3,112	*	45,075
Herbert A. Trucksess, III	201,128	—	201,128	*	2,199
Jeffrey C. Ward	6,000	—	6,000	*	39,193
Frederick J. Holzgrefe, III	—	—	—	*	—
James A. Darby(6)	31,572	—	31,572	*	40,970.6
Brian A. Balius	13,683	13,474	27,157	*	14,936.06
Sally R. Buchholz	56	13,834	13,890	*	12,062.18
Stephanie R. Maschmeier	11,262	7,125	18,387	*	8,756
Mark H. Robinson	—	14,539	14,539	*	20,229.08

All directors and executive officers as a group (15 persons)	299,008	113,285	412,293	1.7%	406,395.23

*	Denotes less than 1%

(1)	Includes common stock owned directly and indirectly.

(2)

Number of shares that can be acquired on January 15, 2015 or within 60 days thereafter through the exercise of stock options or vesting of restricted stock. These shares are excluded from the “Shares Beneficially Owned” column.

(3)

Based on the number of shares outstanding on January 15, 2015 (24,871,806) and includes the number of shares subject to acquisition by the relevant beneficial owner within 60 days thereafter. Including the number of shares subject to acquisition by the relevant beneficial owner pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan upon such beneficial owner’s termination of services as a director or employee, the Percent of Class for all directors and executive officers as a group equals 3.57%.

(4)

Represents phantom stock units, receipt of which has been deferred pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan. The value of the phantom stock units deferred pursuant to the Company’s Directors’ Deferred Fee Plan or Executive Capital Accumulation Plan track the performance of the Company’s common stock and the phantom stock units are payable in stock upon the relevant beneficial owner’s termination of service as director or employee.

(5)	Mr. Martin retired from the Board of Directors in February 2015.

(6)

Mr. Darby retired as of September 30, 2014. The beneficial ownership information for Mr. Darby is based on information contained in the last Form 4 filed by Mr. Darby with the SEC prior to his retirement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following provides an overview of the compensation philosophy and programs of Saia, Inc. (“Saia” or the “Company”), including the focus on pay for performance, best pay practices and alignment of the interests of Saia’s executives with those of Saia’s stockholders. Details about the compensation awarded to Saia’s Named Executive Officers can be found in the Summary Compensation Table and related compensation tables.

•	Saia focuses pay on performance to incent executives to achieve corporate objectives.

The Company designs executive compensation programs to link pay with performance and to attract, motivate, reward and facilitate the retention of executive talent required to achieve corporate objectives. Elements of the compensation programs are generally targeted to provide compensation opportunity at the 50th percentile of the peer group. The following elements comprise the total compensation awarded to Saia’s Named Executive Officers: base salary, cash-based annual incentive awards, equity-based long-term incentive awards, customary benefits and perquisites and severance benefits.

•	Saia aligns executives’ interests with those of the stockholders.

Other than base salary, which is targeted at the 50th percentile of the peer group, all significant elements of executive compensation are based on stock price performance, earnings per share or the operating ratio (operating expenses divided by operating revenues), which the Compensation Committee (the “Committee”) believes has a direct impact on the Company’s stock price. The Company’s annual incentive plan is based on achieving earnings per share and operating ratio targets. The long-term incentive plan utilizes a combination of common stock grants based on the Company’s total stockholder return over a three year period and stock options with an exercise price set at the closing price of Saia’s stock on the grant date. Payouts of stock grants are made only if the Company had positive total stockholder return over the three year period. Saia’s stock option plan strictly prohibits re-pricing of stock options.

•	Saia’s financial performance improved significantly in 2013 and 2014.

Saia’s earnings per share increased from $1.29 in 2012 to $1.73 in 2013 and to $2.04 in 2014. In addition to earnings improvement, the Company’s operating ratio also improved from 94.7% in 2012 to 93.5% in 2013 and to 93.3% in 2014. These improvements in financial performance allowed the Company to increase executive compensation to address areas where compensation was significantly below the targeted 50th percentile.

•	Saia’s total stockholder return was 85%, 108% and 73% for each of the years ended December 31, 2012, 2013 and 2014, respectively.

•	2014 Say-on-Pay Results.

In 2014, holders of 95.9% of Saia’s stock voting on the question approved on an advisory basis the compensation paid to Saia’s Named Executive Officers as described in the 2014 proxy statement.

•	Saia’s compensation programs do not encourage excessive risk-taking.

Saia’s mix of short- and long-term compensation reduces the likelihood that executives would be encouraged to take excessive risks. The balance between short-term and long-term rewards incentivizes management to strive for consistency in Company performance over multiple years. The risk assessment is described in detail in the Risk Assessment in Compensation Programs section.

•	Saia supports stock ownership by its executives.

The Company has adopted stock ownership guidelines that specify that executives hold Saia stock with a value of between two and five times their base salary, depending on their position, beginning five years after becoming subject to the guidelines. All of Saia’s Named Executive Officers are in compliance with the guidelines.

•	Saia has implemented a Compensation Recovery (clawback) Policy.

The Company has a policy to “clawback” performance-based compensation if a payment was predicated on the achievement of financial results that are subsequently the subject of a material restatement and a lower payment would have been made based on the restated financial results.

•	Saia has a policy against hedging transactions.

Employees subject to the Company’s insider trading policies, including the Named Executive Officers, may not engage in short sales of Saia common stock or in transactions involving puts, calls, or other derivative securities or in hedging transactions with respect to the Company’s stock.

•	Saia’s Compensation Committee members are independent.

None of the members of the Committee have relationships with the Company or its management other than as directors of the Company. All the Committee members are experienced in making executive compensation decisions and making fact-based judgments. The Committee also obtains advice in setting executive compensation from Mercer US, Inc., an independent expert in executive compensation plans and programs.

Key Features of Saia’s Executive Compensation

What Saia Does	What Saia Doesn’t Do
✓ Annual incentive compensation and 50% of long-term compensation subject to achievement of objective	× No “single-trigger” change-of-control cash payments
✓ Apply stock ownership guidelines	× No re-pricing of underwater stock options
✓ Clawback of performance-based compensation	× No hedging transactions, pledges or margin accounts by executive officers
✓ Use a representative and relevant peer group	× No excessive perquisites
✓ Utilize an independent compensation consultant	× No cash payments upon death and disability

Executive Compensation Philosophy and Oversight

Saia’s executive compensation philosophy is determined by the Committee. The Committee believes the executive compensation program should link pay with performance and should attract, motivate, reward and facilitate the retention of the executive talent required to achieve corporate objectives and to create value for the Company’s stockholders. To this end, Saia integrates several key compensation components that are designed to align rewards with the short- and long-term performance of the Company and of each executive. These components are:

Component	Objective
Base Salary — Cash	Provide a fixed form of executive compensation for performing daily responsibilities.
Annual Incentives — Cash	Motivate and reward executives for achieving specific annual corporate earnings per share and operating ratio objectives.
Long-Term Incentives — Stock and Stock Options	Motivate and reward executives for achieving over a three- to seven-year period stockholder value creation and superior performance in the industry and for executive retention.
Other Benefits and Perquisites — Various Forms	Provide employee benefits consistent with those provided by the peer group and for executive retention.
Post-Employment Compensation — Cash and Benefits	Promote recruitment and retention and support non-competition, non-disclosure and non-solicitation agreements.

The executive compensation program is administered by the Committee, which is made up entirely of independent directors. The Committee recommends to the Board base salaries and annual incentives for the Named Executive Officers and determines specific grants of long-term incentives under the Company’s Omnibus Incentive Plan. A complete description of the Committee’s responsibilities is provided in the Committee’s charter which is approved by the Board of Directors and can be found on the Company’s website (www.saiacorp.com) under the Investor Relations section.

The Committee annually reviews the Company’s compensation philosophy, the overall design of the compensation program and the design elements of each component of compensation. In making annual decisions about compensation for the Named Executive Officers as described in the table above, the Committee takes the following factors into consideration, although none of these factors is determinative individually:

•	The competitive environment for recruiting and retaining senior executives, including compensation trends, best practices, and executive compensation paid by our industry peers;

•	The individual’s performance, experience and future advancement potential;

•	The Company’s financial and operating performance in the last 12 to 24 months, as well as the strategic plan for future periods;

•	The current economic conditions and the competitive market environment in which the Company operates;

•	The Company’s stock ownership and retention policies;

•	Each Named Executive Officer’s historical total compensation, including the value of all outstanding equity awards granted to the Named Executive Officer, and future compensation opportunities;

•	Internal pay equity, as discussed below; and

•	Recommendations from the Chief Executive Officer as to base salary for his direct reports including performance reviews and rationale for the recommendations.

The Named Executive Officers who appear in the compensation tables of this Proxy Statement are:

•	Richard D. O’Dell, President & Chief Executive Officer

•	Frederick J. Holzgrefe, III, Vice President of Finance & Chief Financial Officer

•	James A. Darby, Vice President of Finance & Chief Financial Officer, Retired

•	Brian A. Balius, Vice President of Transportation & Engineering

•	Mark H. Robinson, Vice President of Information Technology & Chief Information Officer

•	Sally R. Buchholz, Vice President of Marketing & Customer Service

Pay equity

To create stockholder value and motivate its employees, the Company is committed to internal and external pay equity. With respect to internal equity, the Compensation Committee monitors, on an annual basis, the relationship between the compensation of the Chief Executive Officer to that of other Named Executive Officers and salaried employees generally.

The Company does not have a policy regarding the target ratio of total compensation of the Chief Executive Officer to that of the other Named Executive Officers or salaried personnel, but the Committee does review compensation levels to ensure that appropriate equity exists. During the past three years, the Chief Executive Officer’s total direct compensation (salary and short- and long-term incentive awards) has been approximately 2.5 times the direct compensation of the next highest paid Named Executive Officer, which the Committee believes is an appropriate multiple.

The Committee uses peer group data to test external pay equity. The Committee annually reviews compensation data for similar positions at comparable, like-sized companies in the transportation industry. The peer group companies are selected with input from the Committee’s executive compensation consultant and are comprised of U.S. publicly-traded transportation companies with annual revenues of approximately one-half to two times Saia’s revenues. The Committee focuses on revenue because of the correlation between pay levels and company size as measured by revenue.

Stockholder advisory vote

In accordance with the recommendations of its stockholders in 2011, Saia holds a stockholder advisory “say-on-pay” vote on an annual basis. In 2014, holders of 95.9% of the Company’s stock voting on the question approved on an advisory basis the compensation paid to its Named Executive Officers as described in the 2014 proxy statement. The Committee monitors the results of the annual advisory “say-on-pay” proposal. Based on these favorable results, the Committee reaffirmed the Company’s executive compensation philosophy and programs. The Company has not received any inquiries from its investors concerning its executive compensation program.

Compensation consultant

The Committee has retained Mercer US, Inc. (“Mercer”) as its executive compensation consultant to provide information, analysis and advice regarding executive and director compensation. While it is necessary for the Committee’s independent consultant to interact with management to gather information, the Committee has adopted protocols governing if and when the consultant’s advice and recommendations can be shared with management. The Committee regularly meets with the Mercer consultant outside the presence of management to discuss executive compensation philosophy and specific levels of compensation and to ensure that Mercer receives from management the information required to perform its duties on a timely basis. The Committee formally evaluates the performance of Mercer on an annual basis and may terminate the services of Mercer at any time.

For 2014, the Company paid Mercer $125,644 for executive and director compensation services rendered to the Compensation Committee. Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”). For the past few years, including during 2014, based on a determination made by management, the Company has used Marsh USA, Inc., an affiliate of MMC, to provide insurance brokerage services. The Company paid Marsh USA, Inc. $272,358 in fees in 2014 for such insurance brokerage services (this amount does not include insurance premiums that are paid through Marsh USA, Inc. to insurance carriers on behalf of Saia).

In connection with the Committee’s consideration of the independence of Mercer, the Committee confirmed with Mercer that:

•	The Mercer consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to the Company;

•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering their advice and recommendations;

•	The Mercer consultant has no business or personal relationships with any members of Saia management or the Board other than providing executive compensation consulting; and

•	The individual consultant and his immediate family members own no shares of Saia’s common stock.

In its evaluation of the relationship with Mercer, the Committee also reviewed the protocols used by the Committee in its dealings with Mercer which include:

•	The Committee has sole authority to retain and terminate Mercer at any time;

•	The Mercer consultant has direct access to the Compensation Committee without management intervention;

•	The Committee has in place a process to formally evaluate the quality and objectivity of the services provided by Mercer each year and determine whether to continue to retain Mercer;

•	The Committee has in place rules for the engagement which limit how the individual Mercer consultant may interact with management; and

•

The Committee regularly meets with the Mercer consultant outside the presence of management to discuss executive compensation philosophy and specific levels of compensation and ensure that Mercer receives from management the information required to perform its duties in a timely manner.

Following this assessment of the relationship of Mercer and its affiliates with the Company, the Compensation Committee concluded that Mercer’s work for the Committee does not raise any conflict of interest.

Risk Assessment in Compensation Programs

The Committee regularly assesses the Company’s compensation programs, policies and practices and believes that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee assessed the Company’s executive and broad-based compensation and benefits programs to determine if they create undesired or unintended risk of a material nature. Although the Committee reviews all executive compensation programs, it focuses on those programs with variability of payout, and reviews the ability of a participant to directly affect payout, the controls on participant action and actual payouts. Saia’s culture supports the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation for all levels of salaried employees.

The Committee does not believe Saia’s compensation programs encourage employees to take unnecessary or excessive risks. The following features of the compensation programs help to mitigate risk taking:

•	A mix of short- and long-term compensation, particularly incentive compensation, to encourage employees to focus on goals consistent with the long-term interests of Saia stockholders.

•	Short-term incentives in the form of an annual cash bonus based on earnings per share and operating ratio performance, with caps to eliminate windfall payouts.

•

Long-term incentives delivered half in performance stock units based on Company stock price performance over a three-year period and half in stock options, rewarding longer-term financial performance consistent with the interests of Saia stockholders.

•	Performance stock units that are settled in common stock of the Company with a cap on the number of shares that can be awarded.

•	Stock ownership guidelines that encourage executives to retain significant amounts of Saia common stock, thereby aligning the long-term interests of management with those of the stockholders.

•

A clawback policy to provide for reimbursement of performance-based compensation if a payment was predicated on the achievement of financial results that are subsequently the subject of a material restatement and a lower payment would have been made based on the restated financial results.

•

A policy that prohibits executives from engaging in short sales of Saia common stock or in transactions involving puts, calls, or other derivative securities of the Company or in hedging transactions with respect to the Company’s stock. The policy also restricts executives and directors from pledging stock of the Company.

Based on the foregoing, the Committee believes that Saia’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Committee also believes that Saia’s incentive compensation arrangements: do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are addressed by effective internal controls and the risk management practices of Saia; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Peer Group

To assist the Compensation Committee in determining the appropriate design, levels and components of compensation for the Company’s executive officers, the Committee annually reviews compensation data for similar positions at comparable, like-sized companies in the transportation industry. The peer group companies are selected with input from Mercer and are comprised of U.S. publicly-traded transportation companies with annual revenues of approximately one-half to two times Saia’s revenues. The Committee focuses on revenue because of the correlation between pay levels and company size as measured by revenue. The peer group was used to review base salary, annual incentives and long-term incentives. The Company has selected the market 50th percentile (using the peer group) as the targeted positioning for compensation of the Company’s executives.

The specific peers included in the review for 2014 and 2015 were:

Company	Industry	2013 Revenues (In millions)
Air Transport Services Group, Inc.	Air Freight & Logistics	$ 580
ArcBest Corporation	Trucking	$2,300
Celadon Group, Inc.	Trucking	$ 759
Covenant Transportation Group, Inc.	Trucking	$ 685
Echo Global Logistics, Inc.	Air Freight & Logistics	$ 884
Forward Air Corporation	Air Freight & Logistics	$ 652
Genesee & Wyoming, Inc.	Railroad	$1,569
Heartland Express, Inc.	Trucking	$ 582
Hub Group, Inc.	Trucking	$3,374
Kansas City Southern	Railroad	$2,369
Knight Transportation, Inc.	Trucking	$ 969
Landstar System, Inc.	Trucking	$2,665
Marten Transport, Ltd.	Trucking	$ 659
Old Dominion Freight Line, Inc.	Trucking	$2,338
Quality Distribution, Inc.	Trucking	$ 930
Roadrunner Transportation Systems, Inc.	Trucking	$1,361
Universal Truckload Services, Inc.	Trucking	$1,033
USA Truck, Inc.	Trucking	$ 555
Werner Enterprises, Inc.	Trucking	$2,029
Saia, Inc.	Trucking	$1,139

Some of the peer group companies have substantial stock ownership by executives. If the ownership amounts were disclosed by the peer group company to have a material impact on executive compensation levels, the specific compensation element is excluded from the competitive data and associated analysis.

2013, 2014 and 2015 Executive Compensation Decisions

Total Compensation

Based on the Committee’s annual executive compensation reviews in 2013 and 2014, the Committee has concluded that the amounts payable to each Named Executive Officer under each individual compensation component, as well as each Named Executive Officer’s total compensation in the aggregate, were reasonable given then-current Company financial performance. The Committee further concluded that the Company’s executive compensation program met the objectives of attracting, retaining, motivating, and rewarding talented executives who can contribute to Saia’s long-term success and thereby build value for Saia stockholders. Decisions with respect to each component of executive compensation are described below.

The following graph sets forth the components of compensation and pay mix for the Named Executive Officers based on target payout levels for 2014:

(1)

Mr. Holzgrefe was hired as Vice President of Finance and Chief Financial Officer on September 10, 2014 to succeed Mr. Darby upon his retirement on September 30, 2014. The mix of pay for Mr. Holzgrefe reflects a partial year of salary and a restricted stock award and bonus in connection with his hire. Mr. Darby did not receive an annual incentive in 2014 as a result of his retirement.

In connection with joining the Company as Vice President of Finance and Chief Financial Officer on September 10, 2014, Mr. Holzgrefe received an initial compensation package structured to be consistent with the compensation paid to the retiring Chief Financial Officer, adjusted for changes in market compensation. The package was comprised of an annual base salary of $325,000, a guaranteed bonus for 2014 of $195,000 and 7,936 shares of restricted stock of the Company (initially valued at $400,000 using the closing stock price on the grant date). The shares of restricted stock vest 25% on each September 10, 2017 and September 10, 2018 with the remaining 50% vesting on September 10, 2019. The restricted stock award immediately vests upon a change in control. The restricted stock award is conditioned upon Mr. Holzgrefe’s compliance with the nondisclosure, noncompetition and employee and customer nonsolicitation provisions of the agreement. Mr. Holzgrefe also entered into a change in control severance agreement consistent with agreements entered into by other Named Executive Officers. The agreement provides two years of severance benefits in the event of his employment termination under certain circumstances within two years following a change in control of the Company. See also “Potential Payments upon Termination or Change in Control” for additional details concerning the change in control severance agreement and for information that could affect the vesting of the restricted stock award. Mr. Holzgrefe is also eligible to participate in Company benefits provided to other senior executives.

Base Salary

The Committee seeks to target base salaries of the Company’s executives at the market 50th percentile (using the peer group listed above). For each Named Executive Officer, the Committee considered the factors identified under “Executive Compensation Philosophy and Oversight,” giving special attention to individual and Company performance, experience, future advancement potential, impact on Saia’s results, pay mix, internal and external pay equity, and the importance of executive retention. In July 2013 and July 2014, the Company implemented approximately 3% salary and wage increases for all of its employees, including the Named Executive Officers. In January 2015, the Committee implemented salary increases ranging from 7.7% to 9.6% for the Named Executive Officers to better align base salary with the market and in the case of Mr. Balius to compensate him for assuming additional duties related to maintenance and properties.

Named Executive Officer	Title	Annual Salary 2013	Annual Salary 2014	Annual Salary 2015
Richard D. O’Dell	President & Chief Executive Officer	$561,312	$569,590	$640,000
Frederick J. Holzgrefe, III	Vice President of Finance & Chief Financial Officer	$—	$325,000	$350,000
James A. Darby	Vice President of Finance & Chief Financial Officer, Retired	$304,500	$309,000	$—
Brian A. Balius	Vice President of Transportation & Engineering	$253,764	$257,500	$300,000
Mark H. Robinson	Vice President of Information Technology & Chief Information Officer	$253,764	$257,500	$285,000
Sally R. Buchholz	Vice President of Marketing & Customer Service	$233,472	$236,900	$260,000

Annual Incentives

The annual incentive plan provides all officers and other salaried employees the opportunity to receive cash payments based on Company performance for the year. The plan includes a threshold, target and maximum payout level for each executive and an associated performance goal to achieve the payout levels. Threshold is set at 25% of target and maximum is set at 200% of target.

For 2014 and 2015, the potential payout levels for the Named Executive Officers are as follows:

Potential Payouts of Annual Incentives for 2014

		Payout as a % of Base Salary
Named Executive Officer	Title	Threshold	Target	Maximum
Richard D. O’Dell	President & Chief Executive Officer	20%	80%	160%
Frederick J. Holzgrefe, III	Vice President of Finance & Chief Financial Officer	(1)	(1)	(1)
James A. Darby(2)	Vice President of Finance & Chief Financial Officer, Retired	15%	60%	120%
Sally R. Buchholz	Vice President of Marketing & Customer Service	10%	40%	80%
Mark H. Robinson	Vice President of Information Technology & Chief Information Officer	10%	40%	80%
Brian A. Balius	Vice President of Transportation & Engineering	10%	40%	80%

(1)	Mr. Holzgrefe was entitled to a guaranteed bonus of $195,000 for 2014 as part of the compensation package he received upon joining the Company.

(2)	Mr. Darby was not eligible for receipt of his award as a result of his retirement in September 2014.

Potential Payouts of Annual Incentives for 2015

		Payout as a % of Base Salary
Named Executive Officer	Title	Threshold	Target	Maximum
Richard D. O’Dell	President & Chief Executive Officer	22.5%	90%	180%
Frederick J. Holzgrefe, III	Vice President of Finance & Chief Financial Officer	15%	60%	120%
Brian A. Balius	Vice President of Transportation & Engineering	11.25%	45%	90%
Mark H. Robinson	Vice President of Information Technology & Chief Information Officer	11.25%	45%	90%
Sally R. Buchholz	Vice President of Marketing & Customer Service	11.25%	45%	90%

For 2014 and 2015, the annual incentive plan for the Named Executive Officers was structured to provide cash incentives based 50% on the achievement of an annual corporate earnings per share target and 50% on achievement of an annual operating ratio target. These measures were selected to align the incentive with stockholder interests and competitive practice.

Performance Targets and Actual Performance for 2014

	Threshold	Target	Maximum	Actual
Earnings per share (50% weighting)	$1.64	$2.15	$2.80	$2.04
Operating ratio (50% weighting)(1)	94.0%	92.2%	89.9%	93.3%

(1)	Operating ratio is the calculation of operating expenses divided by operating revenue.

Operating ratio reflects the Company’s focus on improving profitability. The operating ratio and earnings per share performance goals for 2014 were set considering past performance, the strategic plan, current economic conditions and other forecasts of future results. The Compensation Committee considered these factors along with discussions with management to set the target levels which were then approved by the Board of Directors. Threshold and maximum earnings per share goals were set considering the incremental performance between the minimum and target, and target and maximum goals.

The Committee uses the market 50th percentile (using the peer group listed above) as the target percentage of base salary for the annual incentive plan. The Committee strives to set the threshold, target and maximum performance goals at levels such that the relative likelihood that Saia will achieve such goals remains consistent from year to year. It is the intent of the Committee that the threshold goals should be attainable a majority of the time, target goals should, on average, be reasonably expected to be achieved and maximum goals should be attained a minority of the time. These levels of expected performance are taken into consideration based on the compensation philosophy and evaluation of compensation previously discussed. Establishing the expected performance goals relative to these criteria is inherently subject to considerable judgment on the part of the Committee.

New Cash Bonus Plan

On February 27, 2015, the Board approved a new Annual Cash Bonus Plan (the “Bonus Plan”) to govern annual cash incentive awards to salaried employees, which will become effective upon stockholder approval. The Company is seeking stockholder approval of the material terms of the Bonus Plan such that the awards under the Bonus Plan may be designed by the Committee to be eligible to qualify as tax-deductible under Section 162(m)

of the Internal Revenue Code of 1986, as amended. If approved, it is the intention of the Committee to grant annual cash incentive payments to the Named Executive Officers under the Bonus Plan beginning in fiscal year 2016. Stockholders have the opportunity to review the material terms of the Bonus Plan as outlined in Proposal 2 of the Proxy Statement. Please see “Tax Policies” below on page 34 for a discussion of the Committee’s approach to Section 162(m) deductibility.

Long-Term Incentives

The Committee has chosen to provide long-term incentives to the executive officers as a means to stimulate performance superior to other companies in Saia’s industry, to tie compensation to stockholder value creation and to encourage executive retention. All Company officers are eligible to participate in the long-term incentive program. For 2013, 2014 and 2015, 50% of a Named Executive Officer’s long-term incentive opportunity was granted in performance stock units and 50% in stock options (valued using the Black-Scholes option pricing model). This mix of awards was selected to balance the focus between relative and absolute stock performance and reflects competitive practices. In February 2012, the Committee also made special grants of restricted stock to the Named Executive Officers to address concerns about executive retention as described under the heading “Restricted Stock.”

In February 2015, the Company granted long-term incentive awards under the 2011 Omnibus Plan in the form of 117,600 stock options and 36,482 performance stock awards to its officers.

For 2014 and 2015, the target long-term incentive as a percentage of base salary for the Named Executive Officers was as follows:

Long-term Incentive Plan Targets

		Target as a % of Base Salary
Named Executive Officer	Title	2014	2015
Richard D. O’Dell	President & Chief Executive Officer	150%	175%
Frederick J. Holzgrefe, III	Vice President of Finance & Chief Financial Officer	—%	100%
James A. Darby	Vice President of Finance & Chief Financial Officer, Retired	80%	—%
Brian A. Balius	Vice President of Transportation & Engineering	55%	60%
Mark H. Robinson	Vice President of Information Technology & Chief Information Officer	55%	60%
Sally R. Buchholz	Vice President of Marketing & Customer Service	55%	55%

To determine the total value of the long-term incentives granted to each Named Executive Officer each year, the Committee uses market data prepared by Mercer. Mercer analyzed the types and 50th percentile targets of long-term incentives granted to comparable officers at the peer group companies listed in the “Peer Group” section above. The Committee then used the Mercer analysis and pay mix, position, and internal equity factors to determine the appropriate target percentages of base compensation. The specific grants for each officer were based on the Company stock price on grant date for performance stock units and on the Black-Scholes option pricing model for stock option grants.

Once the targets and values were determined, the key elements of the awards were established, as described below.

Stock Options

The role of stock options is to reward executives for increasing absolute long-term stockholder value. The value of each stock option award is equal to 50% of the target long-term incentive award for the executive using the Black-Scholes option pricing model. Stock option grants have historically been awarded in the first quarter of the fiscal year. The Company typically grants annual equity awards to the Company’s executive officers, including the Named Executive Officers, on the third trading day following the release of the Company’s financial results for the prior fiscal year. The exercise price of the stock options is equal to the closing price of Saia common stock on NASDAQ on the grant date. The Company’s equity plans strictly prohibit re-pricing of stock options. All stock options granted to date have been non-qualified stock options.

All stock options granted to date vest on the basis of passage of time, subject to earlier vesting upon a change in control and, as to Mr. O’Dell, subject to his employment agreement described below. The Committee believes time-vested awards encourage long-term value creation and executive retention because generally executives can realize value from such awards only if the Company’s stock price increases and they remain employed at Saia at least until the awards vest. Providing for a vesting period over a number of years also helps ensure against executives taking excessive or unnecessary risks that might threaten the long-term value of the Company.

In February 2014, the Company granted a total of 70,240 stock options to the Named Executive Officers, representing 60% of the total stock options granted at that time. Stock options granted in February 2014 have an exercise price equal to the market closing price of Saia stock on the date of grant and a three-year cliff vesting schedule and a seven-year term. The grant date fair value of the stock options was determined using the Black-Scholes option pricing model with the following assumptions:

•	risk free interest rate of 1.58%;

•	expected life of 4.5 years;

•	expected volatility of 44.3%; and

•	a dividend rate of zero.

In February 2015, the Company granted a total of 77,800 stock options to the Named Executive Officers, representing 60% of the total stock options granted at that time. Stock options granted in February 2015 have an exercise price equal to the market closing price of Saia stock on the date of grant and a three-year cliff vesting schedule and a seven-year term. The stock options granted in February 2015 (other than options granted to Mr. O’Dell) include non-competition and employee and customer non-solicitation provisions, as well as provisions designed to protect Saia’s intellectual property. As described below, Mr. O’Dell’s employment agreement already includes non-competition and employee and customer non-solicitation provisions.

See the “Potential Payments Upon Termination or Change in Control” section for a description of the effect of termination of employment or a change in control of the Company on the stock options awarded to the Named Executive Officers.

Performance Stock Units

The remaining 50% of the Named Executive Officers’ long-term incentive opportunity is awarded in performance stock units. The role of performance stock units is to reward executives for long-term value creation relative to peer companies. Since the size of the peer companies is not critical in assessing relative total stockholder returns, the peer group used for performance stock unit comparison is broader than the peer group used for determining base salaries and other long-term incentives. The peer group includes public companies in the broader transportation industry, regardless of revenues, because this provides a wider spectrum from which to determine rewards tied to the creation of longer-term stockholder value. The peer companies are as follows:

Air Transport Services Group, Inc.	Knight Transportation, Inc.
ArcBest Corporation	Landstar Systems, Inc.
Celadon Group, Inc.	Marten Transport, Ltd.
CH Robinson Worldwide, Inc.	Old Dominion Freight Line, Inc.
Con-Way, Inc.	Pacer International, Inc. (through March 31, 2014)
Covenant Transport, Inc.	P.A.M. Transportation Services, Inc.
FedEx Corporation	Patriot Transportation Holding, Inc.
Forward Air Corporation	Quality Distribution, Inc.
Frozen Food Express Industries, Inc.	Ryder System, Inc.
(through Aug. 19, 2013)	United Parcel Service, Inc.
Genesee & Wyoming, Inc.	Universal Truckload Services, Inc.
Heartland Express, Inc.	USA Truck, Inc.
Horizon Lines, Inc.	UTi Worldwide, Inc.
Hub Group, Inc.	Vitran Corporation (through March 26, 2014)
J.B. Hunt Transport Services, Inc.	Werner Enterprises, Inc.
Kansas City Southern	YRC Worldwide, Inc.
Kirby Corporation

Performance stock units are paid in shares of the Company’s common stock and the number of shares of stock that are paid to a participant is based on the total stockholder return of Saia compared to the total stockholder return of the identified peer companies over the three year performance period. Total stockholder return is calculated by taking the average closing common stock prices for the 60 days prior to the beginning of the performance period and comparing it to the average closing common stock prices for the 60 days prior to the end of the performance period. At the end of the performance period, the percentile rank of the Company’s total stockholder return is calculated relative to the total stockholder return of each of the peer companies. Any peer company that is no longer publicly traded is excluded from this calculation. Over the performance periods beginning in 2013, 2014 and 2015, the payouts will be determined as follows:

Percent Rank of Saia’s Total Stockholder Return Compared to Peer Companies	Payout Percentage of Target Incentive
At 75th percentile or higher	200%
At 50th percentile	100%
At 25th percentile	25%
Below 25th percentile	0%

Because the amount of an executive’s payout is based on the Company’s total stockholder return compared to that of members of a peer group over a three-year period, the exact amount of the payout (if any) cannot be determined at this time. The Committee generally makes the performance stock unit grants each year in February at the time of grants of stock options. The payout associated with the Company’s percentile rank is based on the chart above with payouts interpolated for performance between the 25th and 50th percentiles and the 50th and 75th percentiles. If the Company’s total stockholder return for the performance period is negative, no payouts are made regardless of the Company’s percentile rank. The Committee believes that setting the payout percentage based on the Company’s total stockholder return aligns the incentive value with the interest of stockholders, since the payout of performance stock units is contingent on the Company’s total stockholder return over the three-year measurement period compared to that of the peer companies. Aligning the incentive value with the interests of Saia stockholders further helps to ensure against executives taking excessive or unnecessary risks that might threaten the long-term value of the Company.

Payouts for the performance stock units are made in shares of common stock in order to reduce earnings volatility associated with cash-based awards. The number of shares paid is based on the number of shares of target stock awarded to an executive and the Company’s total stockholder return relative to the peers as described above.

The following table details the payouts for the performance stock units over the last three years:

Payout Month	Performance Period	Payout Percentage of Target Incentive
February 2015	2012 to 2014	200%
February 2014	2011 to 2014	200%
February 2013	2010 to 2012	200%

Performance stock unit awards are not scheduled to be paid out, if at all, until the first quarter of 2016 for the performance period beginning in 2013, the first quarter of 2017 for the performance period beginning in 2014 and the first quarter of 2018 for the performance period beginning in 2015.

In February 2015, the Company granted performance stock units for 22,832 shares (at target) to the Named Executive Officers, representing 63% of the total target units granted at that time. See the “Potential Payments Upon Termination or Change in Control” section for a description of the effect of termination of employment or a change in control of the Company on the performance stock units awarded to the Named Executive Officers.

Restricted Stock

The Company has utilized restricted stock grants from time to time to address concerns about long-term executive retention and as part of a compensation package for Mr. Holzgrefe as described under “Total Compensation.” These restricted stock grants all vest over a five year period in order to promote retention.

See the “Potential Payments Upon Termination or Change in Control” section for a description of the effect of termination of employment or a change in control of the Company on the restricted stock granted to the Named Executive Officers.

Other Benefits and Perquisites

Benefits

The Company provides customary employee benefits to substantially all employees, including the Named Executive Officers. These benefits include paid holidays and vacation, medical, disability and life insurance and a defined contribution retirement plan. The defined contribution retirement plan is a 401(k) savings plan to which employees may elect to make pre-tax contributions. The Company has the discretion to match 50% of all employee contributions, up to a maximum employee contribution of 6% of annual salary.

Deferred Compensation Plan

In addition to the benefits provided to all employees, the Company has established for officers (including all of the Named Executive Officers) and certain other employees an Executive Capital Accumulation Plan, which is a non-qualified deferred compensation plan. The deferred compensation plan was implemented to motivate and promote the retention of key employees by providing them with greater flexibility in structuring the timing of their compensation and tax payments. The Committee believes that the Company’s deferred compensation plan provides a valuable benefit to senior executives with minimal cost to the Company.

The Company typically makes an annual discretionary contribution under the Capital Accumulation Plan for each participant equal to 5% of his or her base salary and annual incentive payment. In addition, to the extent a participant’s contribution to the 401(k) savings plan is limited under restrictions placed on “Highly Compensated

Employees” under ERISA, the participant may elect to contribute the amount so limited to the Capital Accumulation Plan. To the extent the Company is unable to match participant contributions under the 401(k) savings plan because of the ERISA limitations, the matching contributions will be made by the Company to the Capital Accumulation Plan. The Company’s regular annual 5% contribution has a five-year vesting period.

The Capital Accumulation Plan also allows a participant to make an elective deferral each year of up to 50% of base salary and up to 100% of any annual incentive plan payment. The participant must irrevocably elect the base salary deferral before the beginning of the year in which compensation is being paid and the annual incentive deferral no later than six months into the performance period.

The Capital Accumulation Plan provides the same investment options to participants as are available under the 401(k) savings plan, except that participants may also elect to invest in Saia stock under the plan. Participants may elect to transfer balances between investment options without restriction at any time throughout the year, except that any investment in Saia stock is an irrevocable election and upon distribution that investment will be paid out in Saia stock, rather than cash. Vested plan balances become distributable to the participant upon termination of employment subject to Section 409A of the Internal Revenue Code.

Perquisites

The types and amounts of perquisites provided to the Named Executive Officers have been determined by the Committee with input from Mercer based on perquisites granted to comparable officers by companies in the base and annual incentive compensation peer group. The Company provides these perquisites because many companies in the peer group provide similar perquisites to their Named Executive Officers, and the Committee believes they are necessary for retention purposes. However, the perquisites that the Company provides are generally fewer and less valuable than those provided by members of the peer group. The Committee reviews the perquisites provided to the Named Executive Officers in an attempt to ensure that the perquisites continue to be effective in the retention of executive talent and appropriate in light of the Committee’s overall goal of designing a compensation program that maximizes the interests of Saia’s stockholders.

The perquisites provided to the Named Executive Officers include the following (see the “All Other Compensation” column of the Summary Compensation Table):

•	Car allowance ($7,200 annual maximum per Named Executive Officer),

•	Financial/legal planning ($5,000 annual maximum for Mr. O’Dell and $4,000 annual maximum for each other Named Executive Officer),

•	Executive term life insurance ($1,000,000 policy for Mr. O’Dell and $500,000 policies for each other Named Executive Officer), and

•	Country club membership (no maximum amount and provided only to Mr. O’Dell. Historically approximately $1,000 per year).

Post-Employment Compensation

The Committee believes that severance and change in control arrangements are an important part of overall compensation for the Named Executive Officers because they help secure the continued employment and dedication of the Named Executive Officers notwithstanding any concern the executives might have regarding their own continued employment. The Committee also believes that these arrangements are important as a recruitment and retention device, because many of the companies with which Saia competes for executive talent have similar agreements for their senior employees.

The stock options granted in February 2015 (other than options granted to Mr. O’Dell) include non-competition and employee and customer non-solicitation provisions, as well as provisions designed to protect Saia’s intellectual property. In conjunction with entering into these restrictive covenants, the Company entered into severance agreements with each employee who received a stock option grant, including each of the Named Executive Officers other than Mr. O’Dell. Mr. O’Dell’s severance arrangements are governed by the terms of his employment agreement. These severance agreements provide for severance payments equal to 12 months of base salary for any employee whose employment with Saia is terminated without cause as defined in the agreements. The employee is only eligible for the severance payments under the agreement upon the execution of a general release of all claims against the Company and so long as the employee has not breached any other agreement with the Company, including the restrictive covenants in the employee’s stock option agreement.

The Company has entered into change in control agreements with each of the Named Executive Officers. These agreements include a “double trigger,” meaning they provide for severance payments and other benefits only if there is a change in control of the Company and only if after the change in control the executive’s employment is terminated involuntarily (other than for cause) or voluntarily with good reason. The executive severance agreements are reviewed annually by the Committee to ensure they are consistent with the Company’s compensation philosophy. The Committee also receives input from Mercer and outside legal counsel to confirm that the agreements remain generally consistent with competitive practices. The Committee believes these agreements reward service and tenure and help to address the need for financial security for key executives when employment ends.

The specific payments to be made to the Named Executive Officers upon termination of employment in connection with a change in control of the Company under the executive severance and change in control agreements are based on peer group and general industry practices and are described in the “Potential Payments Upon Termination or Change in Control” section.

Employment Agreement

To provide an incentive for executive retention and help support certain non-competition and non-solicitation provisions, the Company has entered into an employment agreement with the Chief Executive Officer. Mr. O’Dell’s employment agreement is for a two-year initial term (renewing daily) and provides for a minimum base salary. The Committee with the assistance of Mercer evaluates Mr. O’Dell’s salary on an annual basis and makes a specific salary recommendation to the Board, which makes the final determination for the year, subject to the minimum base salary provided in the employment agreement. The employment agreement includes a severance payment and benefits to Mr. O’Dell in the event of his employment termination under certain circumstances. All severance payments and benefits under the employment agreement are conditioned upon Mr. O’Dell’s compliance with the non-disclosure, non-competition and employee and customer non-solicitation provisions of the employment agreement. The Company believes these provisions help ensure the long-term success of the Company and facilitate executive retention.

The material terms of the employment agreement are reviewed annually by the Committee with input from Mercer and outside legal counsel to confirm that they remain generally consistent with competitive practices. The Committee believes it is important to continue this employment agreement with Mr. O’Dell to provide continuity and stability in the Company’s leadership.

The payments to be made to Mr. O’Dell upon termination of employment or a change in control of the Company under his employment agreement are described in the “Potential Payments Upon Termination or Change in Control” section.

Other Compensation Policies

Stock Ownership Guidelines

Because the Company is committed to aligning the executives’ interests with those of Saia stockholders, the Board has adopted stock ownership guidelines for all officers who are eligible to receive long-term incentives, including all of the Named Executive Officers. The number of shares each officer is required to retain is determined by multiplying his or her current base salary by the multiple noted below and dividing by the current share price. The current multiples for the Named Executive Officers are as follows:

Name	Title	Multiple of Salary	Compliance
Richard D. O’Dell	President & Chief Executive Officer	5.0	Yes
Frederick J. Holzgrefe, III	Vice President of Finance & Chief Financial Officer	2.5	(1)
Brian A. Balius	Vice President of Transportation & Engineering	2.0	Yes
Mark H. Robinson	Vice President of Information Technology & Chief Information Officer	2.0	Yes
Sally R. Buchholz	Vice President of Marketing & Customer Service	2.0	Yes

(1)	Mr. Holzgrefe was hired in September 2014 and has five years to satisfy his ownership guideline.

Executives are to satisfy the guidelines within five years of becoming subject to the guidelines. Until the guidelines are met, executives are encouraged to hold 75% of the realized share value (net of taxes) attributable to option exercises, performance stock unit payouts and vesting in restricted stock. The Committee reviews the stock ownership guidelines at each regular meeting of the Committee and monitors the progress towards, and continued compliance with, the stock ownership guidelines. The types of equity counted for purposes of the stock ownership guidelines are common stock, including restricted stock, and Company stock units held in the deferred compensation plan.

Although there are no formal penalties for not fulfilling the requirements of the ownership guidelines, non-compliance may affect future equity awards. The foregoing sets forth the Company’s current ownership guidelines for executives. The Board (or any committee designated by the Board) may, at any time, amend, modify or terminate the guidelines in full or in part. The Board (or any committee designated by the Board) may also grant waivers of the guidelines in the event of special circumstances or as otherwise determined advisable or in the best interest of the Company in given circumstances.

Prohibited Transactions

Employees subject to the Company’s insider trading policies, including the Named Executive Officers, may not engage in short sales of Saia common stock or in transactions involving puts, calls, or other derivative securities or in hedging transactions with respect to the Company’s stock. Additionally, such employees, including the Named Executive Officers, are prohibited from holding Saia stock in a margin account and from pledging Saia common stock as collateral for indebtedness.

Clawback Policy

The Board of Directors has adopted a policy that provides that the Company will, to the extent permitted by governing law, require reimbursement of all or a portion, as applicable, of any performance-based compensation paid to any participant in the Company’s long-term incentive plans where (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, and (b) a lower payment, or no payment, would have been made to the participant based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual participant’s performance-based compensation exceeded the amount that would have been paid based on the restated financial results, plus a reasonable rate of interest.

Tax Policies

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to deductible compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the stockholders). For 2012 through 2014, the grants of stock options and performance stock units were designed to satisfy the requirements for deductible compensation.

The Committee will continue to consider steps that might be in the Company’s best interests to comply with Section 162(m). To that end, the Committee has approved the new Annual Cash Bonus Plan (the “Bonus Plan”), which was adopted by the Board on February 27, 2015 and will become effective upon stockholder approval. The Company has submitted the material terms of the Bonus Plan to the stockholders for approval in Proposal 2 below such that awards under the Bonus Plan (to begin in 2016) may be designed by the Committee to be eligible to qualify as tax-deductible under Section 162(m).

However, in establishing the cash and equity incentive compensation programs for executive officers, including the Bonus Plan, the Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to Saia’s financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m).

Section 409A of the Internal Revenue Code regulates deferred compensation that was not earned and vested prior to 2005. The Committee considers Section 409A in determining the form and timing of compensation paid to executives.

Sections 280G and 4999 of the Internal Revenue Code limit Saia’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” related to his or her severance from the Company in connection with a change in control. The Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, in structuring certain post-termination compensation payable to the Named Executive Officers. The potential adverse tax consequences to the Company and/or the executive, however, are not necessarily determinative factors in such decisions.

Accounting Policies

The Company accounts for its employee stock-based compensation awards in accordance with ASC Topic 718, Compensation-Stock Compensation. ASC Topic 718 requires that all employee stock-based compensation is recognized as a cost in the financial statements and that for equity-classified awards such costs are measured at the grant date fair value of the award.

COMPENSATION COMMITTEE REPORT

OF SAIA, INC.

The Compensation Committee of the Board of Directors of the Company has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Committee:

Compensation Committee Members

Linda J. French, Chair

Björn E. Olsson

Jeffrey C. Ward

2014 SUMMARY COMPENSATION

The following table sets forth the compensation awarded to, earned by or paid to the Named Executive Officers for services rendered in all capacities within Saia during the fiscal years ended December 31, 2014, 2013 and 2012.

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Richard D. O’Dell,	2014	576,172	—	427,203	479,798	308,687	65,698	1,857,558
President & Chief	2013	561,312	—	331,834	594,096	468,134	43,592	1,998,968
Executive Officer (PEO)	2012	485,636	—	750,965	295,221	442,400	20,437	1,994,658
Frederick J. Holzgrefe, III,	2014	86,252	195,000	400,000	—	—	1,654	682,906
Vice President of Finance &	2013	—	—	—	—	—	—	—
Chief Financial Officer (PFO)(6)	2012	—	—	—	—	—	—	—
James A. Darby,	2014	246,575	—	123,606	138,851	—	58,333	567,365
Vice President of	2013	304,500	—	120,032	214,799	190,465	27,639	857,435
Finance (retired)(6)	2012	248,844	—	329,076	93,082	180,000	19,177	870,180
Brian A. Balius,	2014	273,990	—	68,746	79,603	73,794	36,975	533,108
Vice President of Transportation &	2013	253,764	—	68,746	123,131	105,820	23,112	574,573
Engineering	2012	211,700	—	197,686	56,117	100,000	14,864	580,367
Mark H. Robinson,	2014	260,490	—	70,812	79,603	69,780	37,833	518,518
Vice President of	2013	253,764	—	68,746	123,131	105,820	24,101	575,562
Information Technology &	2012	220,820	—	202,702	62,055	100,000	12,004	597,581
Chief Information Officer
Sally R. Buchholz,	2014	247,510	—	65,142	73,181	66,492	34,233	486,558
Vice President of	2013	233,472	—	63,262	113,226	93,389	21,976	525,325
Marketing & Customer Service	2012	204,844	—	199,419	58,124	92,000	15,052	569,439

(1)	Salary includes amounts deferred under the Company’s Executive Capital Accumulation Plan as disclosed in the Nonqualified Deferred Compensation Table.

(2)

Stock Awards are comprised of performance stock units based on total stockholder return, except Mr. Holzgrefe’s Stock Awards are comprised of a grant of 7,936 shares of restricted stock granted in connection with being named as Vice President of Finance and Chief Financial Officer. See “2014 Grants of Plan-Based Awards” for information regarding stock awards granted in 2014 and “Potential Payments Upon Termination or Change in Control” for additional information that could affect the vesting of such awards. Valuation based on aggregate grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. See Note 7 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2014 for valuation assumptions used.

(3)

Stock options have an exercise price equal to the closing price of Saia common stock on NASDAQ on the grant date. All options vest in full three years from the date of grant and have a seven year term. See “2014 Grant of Plan — Based Awards” for additional information regarding stock options granted in 2014 and “Potential Payments Upon Termination or Change in Control — Stock Options” for additional information that could affect vesting. Valuation based on aggregate grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. See Note 7 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 31, 2014 for valuation assumptions used.

(4)

Annual incentive earned for the year ended December 31, 2014 paid in the first quarter of 2015, for the year ended December 31, 2013 paid in the first quarter of 2014 and for the year ended December 31, 2012 paid in the first quarter of 2013, respectively. See description of the plan in “2013, 2014 and 2015 Executive Compensation Decisions — Annual Incentive Plan” in Compensation Discussion and Analysis.

(5)	See details in the “All Other Compensation” table below.

(6)	Mr. Holzgrefe was hired as Vice President of Finance and Chief Financial Officer on September 10, 2014 to succeed Mr. Darby upon his retirement on September 30, 2014.

The Company is a party to an employment agreement with Mr. O’Dell, dated October 24, 2006, as amended. The employment agreement is for a two year initial term (renewing daily) and provides for a base salary that is to be reviewed annually, with the amount of such base salary not to decrease from the rate then in effect without Mr. O’Dell’s consent. The agreement also provides that Mr. O’Dell is to participate in the Company’s annual bonus plan, long-term incentive award plan and other benefits that are or may become available to senior executives of Saia. Mr. O’Dell’s agreement includes non-competition and customer and employee non-solicitation provisions that continue during the term of Mr. O’Dell’s employment and until two years after the date he ceases to be employed by the Company. The agreement also includes provisions designed to protect the intellectual property of Saia. See “Potential Payments Upon Termination or Change in Control — Employment Agreement — Richard D. O’Dell” for additional provisions concerning benefits available upon termination of employment.

In connection with joining the Company as Vice President of Finance and Chief Financial Officer on September 10, 2014, Mr. Holzgrefe received an initial compensation package structured to be consistent with the compensation paid to the retiring Chief Financial Officer, adjusted for changes in market compensation. The package was comprised of an annual base salary of $325,000, a guaranteed bonus for 2014 of $195,000 and 7,936 shares of restricted stock of the Company (initially valued at $400,000 using the closing stock price on the grant date). The shares of restricted stock vest 25% on each September 10, 2017 and September 10, 2018 with the remaining 50% vesting on September 10, 2019. The restricted stock award immediately vests upon a change in control. The restricted stock award is conditioned upon Mr. Holzgrefe’s compliance with the nondisclosure, noncompetition and employee and customer nonsolicitation provisions of the agreement. Mr. Holzgrefe also entered into a change in control severance agreement consistent with agreements entered into by other Named Executive Officers. The agreement provides two years of severance benefits in the event of his employment termination under certain circumstances within two years following a change in control of the Company. See also “Potential Payments upon Termination or Change in Control” for additional details concerning the change in control severance agreement and for information that could affect the vesting of the restricted stock award. Mr. Holzgrefe is also eligible to participate in Company benefits provided to other senior executives.

ALL OTHER COMPENSATION

The following table sets forth the detail of other compensation awarded to, earned by or paid to Saia’s Named Executive Officers for services rendered in all capacities within Saia during the fiscal year ended December 31, 2014.

Name	Perquisites & Other Personal Benefits($)(1)	Car Allowance($)	Company Contributions to Defined Contribution Plans (401(k))($)	Company Contributions to Defined Contribution Plans (Def. Comp.)($)	Insurance Premiums($)	Other($)(2)
Richard D. O’Dell	3,365	5,660	3,900	50,151	2,622	—
Frederick J. Holzgrefe, III	682	972	—	—	—	—
James A. Darby (retired)	584	6,600	7,150	25,946	2,822	15,231
Brian A. Balius	2,771	7,200	7,069	19,230	704	—
Mark H. Robinson	4,428	4,708	7,015	19,360	2,322	—
Sally R. Buchholz	—	7,200	6,826	17,885	2,322	—

(1)	Payment of country club dues and fuel reimbursement.

(2)	Payment of unused vacation.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the detail of grants of plan-based awards to Saia’s Named Executive Officers for services rendered in all capacities during the fiscal year ended December 31, 2014. See further details regarding these grants in the description of “Long-Term Incentives” beginning on page 27 of the Compensation Discussion and Analysis included above.

2014 Grants of Plan-Based Awards Table

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)(#)	All Other Option Awards: Number of Securities Underlying Options (3)(#)	Exercise or Base Price of Option Awards (3)($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (1)(#)	Target (1)(#)	Maximum (1)(#)
Richard D. O’Dell	1/27/2014	128,000	512,000	1,024,000	—	—	—	—	—	—	—
	2/4/2014	—	—	—	—	—	—	—	39,600	31.50	479,798
	2/4/2014	—	—	—	3,391	13,562	27,124	—	—	—	427,203
Frederick J. Holzgrefe, III	9/10/2014	—	—	—	—	—	—	7,936	—	—	400,000
James A. Darby (retired)	1/27/2014	47,509	190,035	380,070	—	—	—	—	—	—	—
	2/4/2014	—	—	—	—	—	—	—	11,460	31.50	138,851
	2/4/2014	—	—	—	981	3,924	7,848	—	—	—	123,606
Brian A. Balius	1/27/2014	41,250	165,000	330,000	—	—	—	—	—	—	—
	2/4/2014	—	—	—	—	—	—	—	6,570	31.50	79,603
	2/4/2014	—	—	—	562	2,248	4,496	—	—	—	70,812
Mark H. Robinson	1/27/2014	39,188	156,750	313,500	—	—	—	—	—	—	—
	2/4/2014	—	—	—	—	—	—	—	6,570	31.50	79,603
	2/4/2014	—	—	—	562	2,248	4,496	—	—	—	70,812
Sally R. Buchholz	1/27/2014	35,750	143,000	286,000	—	—	—	—	—	—	—
	2/4/2014	—	—	—	—	—	—	—	6,040	31.50	73,181
	2/4/2014	—	—	—	517	2,068	4,136	—	—	—	65,142

(1)

Performance Stock Units granted under the 2011 Omnibus Incentive Plan, with payouts based on total stockholder return over three years compared to that of companies in the peer group. See the description of the plan in “2013, 2014 and 2015 Executive Compensation Decisions — Performance Stock Units” in Compensation Discussion and Analysis. See also “Potential Payments Upon Termination or Change in Control” for additional information that could affect the vesting of such awards. Mr. Darby retired from the Company in September 2014 and as a result these awards were forfeited.

(2)

Shares of restricted stock granted to Mr. Holzgrefe in connection with joining the Company as Vice President of Finance and Chief Financial Officer. The restricted stock vests 25% on each of September 10, 2017 and September 10, 2018 and the remaining 50% vesting on September 10, 2019. See also “Potential Payments Upon Termination or Change in Control” for additional information that could affect the vesting of such awards.

(3)

Options granted under the 2011 Omnibus Incentive Plan with an exercise price equal to the closing share price of Saia common stock on NASDAQ on the grant date. All options vest in full three years from the date of grant and have a seven year term. See “2013, 2014 and 2015 Executive Compensation Decisions — Stock Options” in Compensation Discussion and Analysis. See also “Potential Payments Upon Termination or Change in Control” for additional information that could affect the vesting of such awards.

OUTSTANDING EQUITY AWARDS

The following table sets forth information regarding the number of shares of unexercised stock options, the number of shares and value of performance stock units and unvested restricted stock held by the Named Executive Officers at December 31, 2014.

Outstanding Equity Awards at December 31, 2014

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(6)
Richard D. O’Dell	—	52,950	(1)	—	11.00	02/02/2019	45,455	(4)	2,516,389	45,630	2,526,077
	—	45,885	(2)	—	27.28	04/30/2020	—		—	24,328	1,346,798
	—	39,600	(3)	—	31.50	02/04/2021	—		—	27,124	1,501,585

Frederick J. Holzgrefe, III	—	—		—	—	—	7,936	(5)	439,337	—	—

James A. Darby (retired)	—	—		—	—	—	—		—	13,168	728,980
	—	—		—	—	—	—		—	4,882	270,268

Brian A. Balius	—	10,065	(1)	—	11.00	02/02/2019	13,637	(4)	754,944	8,670	479,971
	—	9,510	(2)	—	27.28	04/30/2020	—		—	5,040	279,014
	—	6,570	(3)	—	31.50	02/04/2021	—		—	4,496	248,899

Mark H. Robinson	—	11,130	(1)	—	11.00	02/02/2019	13,637	(4)	754,944	9,582	530,460
	—	9,510	(2)	—	27.28	04/30/2020	—		—	5,040	279,014
	—	6,570	(3)	—	31.50	02/04/2021	—		—	4,496	248,899

Sally R. Buchholz	—	10,425	(1)	—	11.00	02/02/2019	13,637	(4)	754,944	8,986	497,465
	—	8,745	(2)	—	27.28	04/30/2020	—		—	4,638	256,760
	—	6,040	(3)	—	31.50	02/04/2021	—		—	4,136	228,969

All unexercisable options were issued under the Saia, Inc. Amended and Restated 2011 Omnibus Incentive Plan. See also “Potential Payouts Upon Termination or Change of Control” for additional information that could affect the vesting of these awards.

(1)	Options vest on 2/1/2015.

(2)	Options vest on 4/29/2016.

(3)	Options vest on 2/3/2017.

(4)	Restricted stock award will vest: one quarter on 2/1/2015, one quarter on 2/1/2016 and one half on 2/1/2017.

(5)	Restricted stock award will vest: one quarter on 9/9/2017, one quarter on 9/9/2018 and one half on 9/9/2019.

(6)	Number of shares and market value of performance stock units disclosed at the maximum payout level in accordance with SEC regulations.

2014 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number and value of stock options exercised and stock awards vested during 2014 for the Named Executive Officers.

	Option Awards		Stock Awards
Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard D. O’Dell	126,735	3,846,973	—	—
Frederick J. Holzgrefe, III	—	—	—	—
James A. Darby (retired)	87,615	2,518,330	15,152	787,601
Brian A. Balius	6,150	184,951	—	—
Mark H. Robinson	46,110	1,517,632	—	—
Sally R. Buchholz	8,490	321,928	—	—

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information regarding the executive and Company contributions to the Capital Accumulation Plan, as well as investment earnings on the Plan for the Named Executive Officers in 2014.

2014 Non-Qualified Deferred Compensation Table (1)

Name	Executive Contributions in Last FY (2)($)	Company Contributions in Last FY (3)($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Richard D. O’Dell	46,814	50,151	1,214,167	3,067,118
Frederick J. Holzgrefe, III	—	—	—	—
James A. Darby	135,681	25,946	770,013	2,312,207
Brian A. Balius	8,220	19,230	261,768	678,430
Mark H. Robinson	10,051	19,360	387,079	995,704
Sally R. Buchholz	7,244	17,885	230,462	578,123

(1)	See description of Capital Accumulation Plan in “Other Benefits and Perquisites — Deferred Compensation Plan” in Compensation Discussion and Analysis.

(2)	Amounts reported in this column are reported as salary in the last completed fiscal year in the 2014 Summary Compensation Table.

(3)	Amounts reported in this column are reported as Other Compensation in the last completed fiscal year in the 2014 Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes and quantifies certain compensation that would have become payable under existing plans and arrangements if the Named Executive Officer’s employment had terminated on December 31, 2014, given the Named Executive Officer’s compensation and service levels as of such date and, if applicable, based on Saia’s closing stock price on December 31, 2014.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. The factors that could affect these amounts include the time during the year of any such event, the Company stock price and the executive’s age.

Performance Stock Unit Award Agreements

Each of the Named Executive Officers is subject to one or more performance stock unit award agreements, each with a performance period of three years from the date of grant. The number of shares that would be paid to an executive with respect to the three-year performance period of each performance stock unit award agreement is based on the total stockholder return of Saia compared to the total stockholder return of the identified peer group. See the “Long-Term Incentives — Performance Units” subsection of the “Compensation Discussion and Analysis” section for additional information on how payouts for the performance stock units are calculated.

Under these agreements, upon involuntary termination other than for “cause” or termination due to death, total disability or retirement, the executive is entitled to receive a pro rata portion of his or her performance stock unit award if he or she had been employed at least 50% of the performance period of the agreement. Upon voluntary termination, the executive will not receive his or her performance stock unit award if it has not yet been paid out except to the extent that the performance period of the agreement has expired before the executive’s voluntary termination. Upon termination for cause, the executive will forfeit his or her performance stock unit award if it has not been paid out, regardless of whether the performance period has expired. For purposes of the performance stock unit award agreements, “cause” means gross negligence or gross neglect of duties, commission of a felony or significant misdemeanor involving moral turpitude; or fraud, disloyalty, dishonesty or willful violation of any law or Company policy resulting in an adverse effect on the Company.

Any performance stock unit award that a terminated executive is entitled to receive will be paid out in shares of the Company’s common stock as soon as practicable following the expiration of the applicable performance period, and in any event, no later than 2 1/2 months after the expiration of the applicable performance period.

Under the performance stock unit award agreements, upon a “change in control,” as that term is defined in the Amended and Restated 2011 Omnibus Incentive Plan, the executives would receive the percentage of the target incentive based on total stockholder return calculated as of the date of such change in control, prorated to reflect the actual number of months of service from the date of the grant of the performance stock unit to the date of the change in control. Any performance stock units that an executive is entitled to receive upon a change in control will be paid out in a lump sum concurrently with the change in control.

The following table details the amounts that each Named Executive Officer would have received under outstanding performance stock unit award agreements if his or her employment had been terminated on December 31, 2014, or in the event of a change in control of the Company on such date, based on the Company’s closing stock price as of December 31, 2014 of $55.36 and assuming the applicable performance period ended on such date.

Name	Termination by the Company without Cause, Death, Disability, Retirement or Change in Control
Richard D. O’Dell(1)	$3,241,439
Frederick J. Holzgrefe, III(1)	—
Brian A. Balius(1)	594,899
Mark H. Robinson	611,728
Sally R. Buchholz	565,945

(1)	Named Executive Officer not eligible for retirement at December 31, 2014.

Stock Options

Each of the Named Executive Officers is subject to one or more non-qualified stock option agreements. Under these agreements, in the event of a “change in control” of the Company, as defined in the Amended and Restated 2011 Omnibus Incentive Plan, the unvested options immediately vest and remain outstanding in accordance with their terms. In addition, in such event, the Compensation Committee has the discretion to provide for the cancellation of the outstanding options at the time of the Change in Control in which case a payment of cash, property or combination thereof would be made to the Named Executive Officer that is determined by the Compensation Committee to be equivalent in value to the consideration to be paid per share of common stock in the Change in Control transaction, less the exercise price and multiplied by the number of outstanding options.

If the Named Executive Officer’s employment is terminated by the Company without cause or by the executive, then any option then vested remains exercisable for 90 days following termination, but not beyond the expiration date of the option and all unvested options terminate. If a Named Executive Officer’s employment is terminated for cause, then all options automatically terminate upon the termination date.

If the Named Executive Officer’s employment is terminated by the officer’s retirement at or after age 55, then the Compensation Committee has the discretion to cancel or vest any unvested options then outstanding in which case the option remains exercisable for 180 days after such retirement or until the expiration date of the option, whichever is first. In the event of the termination of the Named Executive Officer’s employment by reason of death or disability while employed by the Company the option automatically vests and may be exercised for 180 days after the Named Executive Officer’s death or disability or until the expiration date of the option, whichever is first.

The following table provides the intrinsic value (the value based upon the Company’s stock price, minus the exercise price) of stock options that would become exercisable if the Named Executive Officer had died, become disabled or retired (if eligible) as of December 31, 2014 or in the event of a Change in Control of the Company as of December 31, 2014.

Name	Death, Disability, Retirement or Change in Control
Richard D. O’Dell(1)	$4,582,169
Frederick J. Holzgrefe, III(1)	—
Brian A. Balius(1)	870,284
Mark H. Robinson	917,528
Sally R. Buchholz	852,127

(1)	Named Executive Officer not eligible for retirement at December 31, 2014.

Option agreements for awards granted to the Named Executive Officers in February 2015 (except Mr. O’Dell) contain restrictive covenants that protect the Company’s confidential information and intellectual property and prohibit the award recipient from working for the Company’s LTL competitors throughout the United States until one year (two years in Mr. Holzgrefe’s option agreement) following such Named Executive Officer’s termination. The option agreements (except Mr. O’Dell’s) also prohibit the award recipient from soliciting the Company’s customers on behalf of competitors or from hiring the Company’s employees or independent contractors until two years following such Named Executive Officer’s termination. Saia has the option to extend the non-compete period for one additional year upon payment to the Named Executive Officer of an additional year of base salary. Because Mr. Holzgrefe’s non-compete already runs for a period of two years, his option agreement does not contain a provision that would allow Saia to extend his non-compete period for an additional year. Mr. O’Dell’s employment agreement contains restrictive covenants for a period of two years; therefore, his February 2015 option agreement contains no restrictive covenants.

Change in Control Severance Agreements

Each of the Named Executive Officers is subject to a “double trigger” change in control severance agreement. Under these agreements the executive will receive certain compensation in the event of a “change of control” of the Company followed within two years by (i) the termination of the executive’s employment by Saia for any reason other than death, disability, retirement or “cause” or (ii) the resignation of the executive due to an adverse change in title, authority or duties, a transfer to a new location more than 50 miles from the location where the executive was employed immediately prior to the change in control, a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with Saia’s practice prior to the change of control. In the event of a qualifying payment event: (i) the executive will receive on the first day of the seventh month following the executive’s last day of employment a lump sum cash payment equal to two times the highest base salary and annual cash bonuses paid or payable in any consecutive 12 month period during the three years prior to termination, except in the case of Mr. O’Dell whose lump sum cash payment is three times the highest base salary and annual cash bonuses paid or payable in any consecutive 12 month period during the three years prior to termination; and (ii) for two years following the executive’s employment termination (three years in the case of Mr. O’Dell), the executive is deemed to remain an employee of the Company for purposes of applicable medical, life insurance and long-term disability plans and programs covering key executives of the Company and shall be entitled to receive the benefits available to key employees thereunder. If the executive’s participation under any such program is barred, the Company shall arrange to provide the executive with substantially similar benefits.

The change in control severance agreements entered into with each Named Executive Officer (other than Mr. Holzgrefe and Mr. Balius) provide that Saia will pay the executive a gross up payment to make the executive whole for any taxes incurred by the executive for any payment, distribution or other benefit (including any acceleration of vesting of any benefit) received or deemed received by the executive under the change in control severance agreement or otherwise that triggers the excise tax imposed by Section 4999 of the Internal Revenue Code.

In the event of a change of control, all outstanding stock options held by the executive at the time of termination immediately vest and remain exercisable for one year following the change of control (two years in the case of Mr. O’Dell). For the purpose of the change in control severance agreements, a “change of control” will be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, purchases or otherwise acquires shares of Saia and as a result thereof becomes the beneficial owner of shares of Saia having 20% or more of the total number of votes that may be cast for the election of directors of Saia; or (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, the directors then serving on the Board of Directors cease to constitute a majority of the Board of Directors of Saia or any successor to Saia.

Mr. Holzgrefe’s change in control severance agreement also provides that if his employment is terminated prior to September 10, 2015 for any reason other than death, disability or cause, he is entitled to receive his base salary from the date of termination until September 10, 2015.

The following table details the amounts that each Named Executive Officer would receive under their change in control severance agreement if the executive experienced a qualified employment termination following a change in control on December 31, 2014, based on the Company’s closing stock price as of December 31, 2014 of $55.36.

Name	Salary & Bonus Severance	Continuation of Health Benefits(2)	Stock Options
Richard D. O’Dell(1)	$3,112,616	$65,011	$4,582,169
Frederick J. Holzgrefe, III	576,046	43,341	—
Brian A. Balius	731,640	43,341	870,284
Mark H. Robinson(1)	730,140	43,341	917,528
Sally R. Buchholz	672,449	43,341	852,127

(1)	The amounts detailed in the table do not include estimated tax gross up payments to be paid by the Company as follows: $2,174,873 for Mr. O’Dell and $464,249 for Mr. Robinson.

(2)	Subject to future year premiums and cost sharing terms of the Company’s benefit plans.

February 2015 Severance Agreements

In conjunction with the agreement by the Named Executive Officers (other than Mr. O’Dell) to become subject to noncompetition, employee and customer non-solicitation restrictions and provisions to protect the Company’s intellectual property, which terms are included in their February 2015 stock option grant, the Company entered into severance agreements with such Named Executive Officer. These agreements provide that if the Named Executive Officer is terminated by the Company without cause (as defined in the Amended and Restated 2011 Omnibus Incentive Plan), the Named Executive Officer will be eligible to receive a severance payment equal to 12 months of the Named Executive Officer’s base salary in effect at the time of termination, subject to satisfaction of certain conditions, including execution of a release of claims in favor of the Company and compliance with the employee’s restrictive covenant obligations. In the event of a breach of any agreement with the Company, all severance payments will cease and the Named Executive Officer is obligated to repay the Company the amount of any severance payments made. The severance agreements provide that if a Named Executive Officer becomes entitled to receive severance under both the severance agreement and his or her change in control severance agreement, the Named Executive Office shall be paid severance under the change in control severance agreement only.

Mr. Holzgrefe’s severance agreement provides that if Mr. Holzgrefe is terminated without cause before September 10, 2015, the severance payment under the severance agreement will be reduced by any benefit payable under his change in control severance agreement.

Restricted Stock Agreements

On September 10, 2014, in connection with being named as Vice President of Finance and Chief Financial Officer of the Company, Mr. Holzgrefe entered into a restricted stock agreement with the Company under the 2011 Omnibus Plan pursuant to which Mr. Holzgrefe was awarded 7,936 shares. Assuming Mr. Holzgrefe remains employed by the Company on each of the following dates, the restricted stock will vest as follows: 25% will vest on September 10, 2017, another 25% will vest on September 10, 2018, and 50% will vest on September 10, 2019. Upon a Change of Control of the Company, as defined under the 2011 Omnibus Plan, all of the unvested shares become immediately vested. In the event of the death of Mr. Holzgrefe or termination of Mr. Holzgrefe for any reason prior to September 10, 2015, all shares of restricted stock granted pursuant to his agreement shall be cancelled and forfeited for no consideration. In the event of the death of Mr. Holzgrefe or termination of Mr. Holzgrefe due to Total Disability on or after September 10, 2015 and prior to September 10, 2016, one-third of the shares of restricted stock granted pursuant to his agreement shall become fully vested on the date of death or such employment termination and all shares of unvested restricted stock shall be cancelled and forfeited for no consideration. In the event of the death of Mr. Holzgrefe or termination of Mr. Holzgrefe due to Total Disability on or after September 10, 2016 and prior to September 10, 2017, two-thirds of the shares of restricted stock granted pursuant to his agreement shall become fully vested on the date of death or such employment termination and all shares of unvested restricted stock shall be cancelled and forfeited for no consideration. In the event of the death of Mr. Holzgrefe or termination of Mr. Holzgrefe due to Total Disability on or after September 10, 2017, all shares of restricted stock granted pursuant to his agreement shall become fully vested on the date of death or such employment termination. If Mr. Holzgrefe is terminated for any other reason other than as previously described, he will forfeit the entire unvested restricted stock award under his agreement.

On February 2, 2012, the Named Executive Officers (except Mr. Holzgrefe) each entered into a restricted stock agreement with the Company under the 2011 Omnibus Plan pursuant to which agreements Mr. O’Dell was awarded 45,455 shares, and Messrs. Robinson and Balius and Ms. Buchholz were each awarded 13,637 shares. Assuming each Named Executive Officer remains employed by the Company on each of the following dates, the restricted stock for each Named Executive Officer will vest as follows: 25% of the restricted stock award will vest on February 2, 2015, another 25% of the restricted stock award will vest on February 2, 2016, and the remaining balance will vest on February 2, 2017. Upon a Change in Control of the Company, as defined under the 2011 Omnibus Plan, all of the unvested shares become immediately vested. In the event of the death or termination of employment due to Total Disability or Retirement, as defined in the 2011 Omnibus Plan, of a Named Executive Officer after February 2, 2013 and prior to February 2, 2014, one-third of the shares of restricted stock granted pursuant to his or her agreement shall become fully vested on the date of death or such employment termination and all shares of unvested restricted stock shall be cancelled and forfeited for no consideration. In the event of the death or termination of employment due to Total Disability or Retirement of a Named Executive Officer after February 2, 2014 and prior to February 2, 2015, two-thirds of the shares of restricted stock shall become fully vested on the date of death or such employment termination and all shares of unvested restricted stock granted pursuant to his or her agreement shall be cancelled and forfeited for no consideration. In the event of the death or termination of employment due to Total Disability or Retirement of a Named Executive Officer on or after February 2, 2015, all shares of restricted stock granted pursuant to his or her agreement shall become fully vested on the date of death or such employment termination. If a Named Executive Officer’s employment with the Company terminates for any reason other than as previously described, he or she will forfeit all the unvested restricted stock awarded under his or her 2012 restricted stock agreement.

The following table provides the intrinsic value (based on Saia’s stock price) of restricted stock awards that would become vested if the Named Executive Officer died, became disabled or retired as of December 31, 2014 or in the event of a Change in Control of the Company as of December 31, 2014:

Name	Death, Disability or Retirement	Change in Control
Richard D. O’Dell(1)	$1,677,593	$2,516,389
Frederick J. Holzgrefe, III(1)	—	439,337
Brian A. Balius(1)	503,296	754,944
Mark H. Robinson	503,296	754,944
Sally R. Buchholz	503,296	754,944

(1)	Named Executive Officer not eligible for retirement at December 31, 2014.

Employment Agreement — Richard D. O’Dell

The Company is party to an employment agreement with Mr. O’Dell, dated October 24, 2006. No other Named Executive Officer has an employment agreement with the Company. Mr. O’Dell’s employment agreement provides for severance payments and benefits to Mr. O’Dell in the event of his employment termination under certain circumstances. All severance payments and benefits pursuant to the employment agreement are conditioned upon Mr. O’Dell’s compliance with the non-disclosure, non-competition and employee and customer non-solicitation provisions of the employment agreement, which provisions continue during the term of Mr. O’Dell’s employment and for two years after the termination of such employment.

In the event Mr. O’Dell’s employment is terminated by the Company without cause or by Mr. O’Dell for Good Reason, the employment agreement provides that he shall be entitled to receive base salary and benefits accrued through the termination date, along with a severance benefit equal to two times his annual rate of base salary immediately preceding his termination of employment, paid in a lump sum on the first day of the seventh month immediately following Mr. O’Dell’s last day of employment. In addition, in that event, the Company would be obligated to pay Mr. O’Dell a prorated target bonus based on the actual portion of the fiscal year elapsed prior to the termination of Mr. O’Dell’s employment. Such payment shall be made in a lump sum on the first day of the seventh month immediately following Mr. O’Dell’s last day of employment together with interest on such target bonus at a reasonable rate to be determined by the Company. In addition, during the period of 24 months following Mr. O’Dell’s termination of employment, Mr. O’Dell (and if covered under the applicable program, his spouse) would remain covered by the employee benefit plans and programs that covered him immediately prior to his termination of employment subject to certain exceptions. In the event Mr. O’Dell’s participation in any such employee benefit plan is barred, Saia will arrange to provide Mr. O’Dell with substantially similar benefits. All outstanding stock options held by Mr. O’Dell at the time of termination become fully exercisable upon such termination and Mr. O’Dell would have two years from the date of such termination to exercise such stock options. Benefits provided under the employment agreement are subject to a gross-up payment for any excise tax imposed by Section 4999 of the Internal Revenue Code. The employment agreement provides that in the event of an employment termination that would provide severance benefits under Mr. O’Dell’s change in control severance agreement and Mr. O’Dell’s employment agreement, Mr. O’Dell would be entitled to the greater of each benefit provided under the applicable agreements.

In the event of death or disability, Mr. O’Dell or his estate would be eligible to receive salary and benefits accrued through the date of the event, except that if the event occurred prior to the end of the performance period, any annual incentive would be forfeited. However, payment of long-term incentive performance units would be calculated using the event date as the end of the performance period, and then paid out based on a pro rata portion of the entire performance period. All outstanding stock options would immediately vest and would expire in one year.

For purposes of the agreement the term “Good Reason” means the failure of Saia in any material way either to pay or provide to Mr. O’Dell the compensation and benefits that he is entitled to receive under the employment agreement, the assignment to Mr. O’Dell of any duties that are materially inconsistent with those of a president or chief executive officer that results in a diminution in Mr. O’Dell’s normal duties, responsibility and authority as set forth in the employment agreement or Mr. O’Dell’s receipt of notice from Saia of the termination of the automatic renewal provision of the term of the agreement.

In the event of the death or disability of Mr. O’Dell, in addition to the forgoing benefits listed he will receive benefits under the Company’s disability plan and payments under the Company’s life insurance plan, as appropriate.

The Company has a separate change in control severance agreement with Mr. O’Dell that addresses termination payments following a termination after a “change of control” as described in “Potential Payments upon Termination or Change of Control — Change in Control Severance Agreement” above.

The table below reflects the amount of compensation to be paid to Mr. O’Dell in the event of involuntary not-for-cause termination, termination for Good Reason, or disability or death. The amounts shown in the tables below assume that such termination was effective as of December 31, 2014, and thus amounts earned through such time are estimates of the amounts which would be paid out to Mr. O’Dell upon his termination under the provisions. The amounts due under the Performance Stock Unit Award Agreements are detailed in the table on page 42. The actual amounts to be paid out can only be determined at the time of Mr. O’Dell’s actual separation from the Company.

Richard D. O’Dell

Executive Benefits & Payments upon Separation	Termination by the Company without Cause or Termination by the Executive for Good Reason	Disability	Death
Salary & Bonus Severance	$1,659,249	$170,304	$24,329
Shares of Stock Options Vested	138,435	168,738	168,738
Value of Stock Options Vested	$4,582,169	$6,259,761	$6,259,761
Continuation of Health Benefits	$43,341	$—	$—
Accrued Vacation Pay	$15,231	$15,231	$15,231
Employer Contribution to Deferred Compensation Plan	$24,282	$—	$—
Disability Income	$—	$1,574,762	$—
Life Insurance Benefits	$—	$—	$1,000,00

Deferred Compensation

The Named Executive Officers are entitled to receive the amount in their deferred compensation accounts in the event of termination of employment. The Company contributes five percent annually to the Saia Executive Capital Accumulation Plan for all participants.

Life Insurance Benefits

Mr. O’Dell has a $1 million term life insurance policy and each other Named Executive Officer has a $500,000 policy. If the Named Executive Officers had died on December 31, 2014, the survivors of Mr. O’Dell would have received $1,000,000 and the survivors of Messrs. Holzgrefe, Robinson and Balius and Ms. Buchholz would have received $500,000 each, under these policies.

Retirement of Named Executive Officer

Effective September 30, 2014, James A. Darby retired from the Company. On September 10, 2014, James A. Darby stepped down as Vice President of Finance and Chief Financial Officer of the Company in connection with the hiring and transitioning of Mr. Holzgrefe into the same role. Mr. Darby received 13,168 shares on February 3, 2015 with a value of $566,356 representing a pro rata vesting of his performance unit stock awards. In addition, as of the date of his retirement, 44,745 shares of Mr. Darby’s stock options immediately became exercisable, representing $1,220,352 (the value of the Company’s stock price on September 30, 2014, minus the exercise price of such options) and 15,152 shares of Mr. Darby’s restricted stock with a value of $787,601 became fully vested pursuant to restricted stock agreements with the Company. Mr. Darby will also receive the amount in his deferred compensation account maintained by the Company under the Saia Executive Capital Accumulation Plan six months following his retirement. Mr. Darby will be eligible to receive a distribution of shares in February 2016 representing a pro rata vesting of his performance stock unit awards for the 2013-2015 performance period. Mr. Darby received a distribution of $15,102 representing accrued vacation pay upon retirement.

DIRECTOR COMPENSATION

The Compensation Committee, with input and analysis from Mercer, annually reviews compensation for the Company’s non-employee directors and makes recommendations for the approval by the full Board of Directors.

The amounts payable to non-employee directors for 2014 are indicated below:

•	Annual retainer of $45,000

•	Additional annual retainers for the following:

•	Chairman - $90,000

•	Lead Independent Director - $15,000

•	Chair Audit Committee - $15,000

•	Chair Compensation Committee - $15,000

•	Chair Nominating and Governance Committee - $5,000

•	An annual grant of shares of Saia common stock with a value of $60,000

•	$1,500 for each committee meeting attended (unless the committee chair elects not to authorize a fee for perfunctory committee meetings)

The amounts payable to non-employee directors effective in April 2015 are indicated below:

•	Annual retainer of $60,000

•	Additional annual retainers for the following:

•	Chairman - $90,000

•	Lead Independent Director - $18,000

•	Chair Audit Committee - $15,000

•	Audit Committee Member - $10,000

•	Chair Compensation Committee - $15,000

•	Compensation Committee Member - $7,500

•	Chair Nominating and Governance Committee - $10,000

•	Nominating and Governance Committee Member - $5,000

•	An annual grant of shares of Saia common stock with a value of $90,000

All non-employee directors are reimbursed for travel and other out-of-pocket incidental expenses related to meetings.

Under the 2011 Omnibus Incentive Plan, each non-employee director has the option to receive up to 100% of his or her annual Board and committee retainers paid in shares of common stock in lieu of cash, with the value of the shares to be computed by reference to the fair market value of Saia’s common stock on the date of payment. In addition, under the 2011 Omnibus Plan, on May 1 of each year (or any later date within each calendar year, as determined by the Compensation Committee) each non-employee director shall be granted not more than 12,000 shares of common stock, with the actual number of shares granted determined by the Compensation Committee. These shares are subject to a three-year cliff vesting restriction. Any unvested portion of such award will become fully vested upon cessation of the director’s service on the Board, other than for cause, or a Change in Control of the Company. Any non-employee director appointed to the Board other than at the Company’s annual meeting of stockholders shall be granted upon his or her appointment an award of not more than 12,000 shares of common stock, with the actual number of shares granted determined by the Compensation Committee. These shares are subject to the same vesting restrictions as described above.

In accordance with the 2011 Omnibus Incentive Plan, for 2014, each non-employee director was granted 2,199 shares of Saia common stock as the director compensation program annual grant of shares of Saia common stock with a value of $60,000.

Under the Director’s Deferred Fee Plan, non-employee directors may defer all or a portion of annual fees earned. The deferrals are converted into units equivalent to the value of Company common stock. Upon the directors’ termination, death or disability, accumulated deferrals are distributed in the form of Company common stock in accordance with elections made by the directors.

Mr. O’Dell, as an employee of Saia, does not receive any compensation for his service as a director.

The following table sets forth all compensation earned by the Company’s non-employee directors for the year ended December 31, 2014.

2014 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Total ($)
William F. Evans	$51,000	$79,724	(3)	$130,724
Linda J. French	37,500	109,731	(3)	147,231
John J. Holland	6,000	139,737	(3)	145,737
William F. Martin, Jr.(4)	60,500	79,724	(3)	140,224
Björn E. Olsson	69,000	79,724	(3)	148,724
Douglas W. Rockel	55,500	79,724	(3)	135,224
Herbert A. Trucksess, III	135,000	79,724		214,724
Jeffrey C. Ward	6,000	124,713	(3)	130,713

(1)	Amounts represent cash payments in 2014 for Board and Committee service.

(2)	This column represents the dollar amount of aggregate grant date fair value of stock granted in 2014.

(3)

Amount deferred under the Director’s Deferred Fee Plan, in lieu of all or a part of their cash compensation in 2013: Ms. French $30,000, Mr. Holland, $60,000 and Mr. Ward, $45,000. All amounts noted were outstanding at December 31, 2014. In addition, Mr. Holland exercised stock options valued at $141,583. The Company ceased granting stock options to non-employee directors in 2005.

(4)	Mr. Martin retired from the Board of Directors in February 2015.

In order to align non-employee directors’ interests with those of the Company and its stockholders, the Board has approved stock ownership guidelines for the Company’s non-employee directors. Under the guidelines, non-employee directors have three years from the date they joined the Board to acquire shares of the Company’s common stock valued at five times the then-current retainer for non-employee directors. Units held in the Company’s Director’s Deferred Fee Plan are included as units of stock for the purposes of the guidelines. Under Company policy, directors are precluded from selling shares earned as a director until the director is in compliance with the stock ownership guidelines.

Saia provided liability insurance for its directors and officers. The annual cost of this coverage is $594,000.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee operates pursuant to a written charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. The Committee charter is available within the investor relations section of the Company’s website at www.saiacorp.com. For the year ended December 31, 2014, the Audit Committee was comprised of John J. Holland, William F. Evans, William F. Martin, Jr. and Douglas W. Rockel, each of whom met the independence and experience requirements of The NASDAQ Global Select Market. Mr. Martin retired from the Company’s Board of Directors on February 1, 2015. Messrs. Evans, Holland and Rockel are “audit committee financial experts” as defined by the applicable rules of the Securities and Exchange Commission.

The Audit Committee oversees Saia’s financial reporting process on behalf of the Board of Directors and oversees the entire audit function including the selection of independent registered public accounting firm. Management has the primary responsibility for the consolidated financial statements and the financial reporting process including internal control over financial reporting and the Company’s legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2014 including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the consolidated financial statements, and management’s assessment and report on internal control over financial reporting. The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to Saia’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing opinions on (i) the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and (ii) the effectiveness of internal control over financial reporting, their judgments as to the acceptability and quality of Saia’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) including those matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed those disclosures and other matters relating to independence with the auditors.

The Audit Committee discussed with Saia’s director of internal audit and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the director of internal audit and independent registered public accounting firm, with and without management present, to discuss the results of their audits of Saia’s internal controls, including internal control over financial reporting, and the overall quality of Saia’s financial reporting.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. In reliance on the reviews and discussions with management and with the independent registered public accounting firm referred to above and the receipt of an unqualified opinion from KPMG LLP dated February 27, 2015 regarding the audited consolidated financial statements of Saia for the year ended December 31, 2014, as well as the opinion of KPMG LLP on the effectiveness of internal control over financial reporting, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Audit Committee Members John J. Holland, Chair,

William F. Evans,

Douglas W. Rockel

The foregoing Report of the Compensation Committee of the Board of Directors and Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Saia specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the Securities and Exchange Commission under such Acts.

PROPOSAL 2

APPROVAL OF SAIA, INC. ANNUAL CASH BONUS PLAN

On February 27, 2015, the Board of Directors, upon recommendation from the Compensation Committee, approved and adopted the Saia, Inc. Annual Cash Bonus Plan (the “Bonus Plan”), to become effective as of February 27, 2015, subject to stockholder approval at the annual meeting. The purpose of the Bonus Plan is to assist the Company in attracting and retaining certain employees with an annual cash bonus program that rewards outstanding performance and incentivizes the achievement of goals that align with the Company’s strategic goals. The Board of Directors has directed that the Bonus Plan be submitted to stockholders for approval so that payments under the Bonus Plan may qualify for deductibility for federal income tax purposes. The Bonus Plan, if approved, is intended to replace the existing annual incentive plan for awards granted in 2016 and thereafter. The Bonus Plan is intended to permit the payment of cash bonuses that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”); there can be no guarantee, however, that amounts payable under the Bonus Plan will be treated as qualified “performance-based compensation” under Section 162(m).

The Board of Directors believes that it is in the best interest of the Company and its stockholders for the Company to have a stockholder-approved plan under which annual bonuses awarded to its executives could be designed in a manner intended to qualify as “performance-based compensation” within the meaning of Section 162(m). Accordingly, the Bonus Plan is being submitted for approval by stockholders. In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to our chief executive officer or any of our three other most highly compensated executive officers (other than our chief financial officer) (the “162(m) Officers”), such compensation must qualify as “performance-based.” One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the stockholders at least once every five years. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation; (ii) a description of the business criteria on which the performance goal is based; and (iii) the maximum amount that can be paid each calendar year to an individual under the performance goal. Each of these aspects is discussed below, and stockholder approval of this Proposal 2 is intended to constitute approval of each of these aspects of the Bonus Plan for purposes of the stockholder approval requirements of Section 162(m).

Summary of the Material Terms of the Bonus Plan

The summary below does not purport to be a complete description of all the provisions of the Bonus Plan. It is qualified in its entirety by reference to the complete text of the Bonus Plan, which has been filed with the Securities and Exchange Commission as Annex A to this proxy statement. Any capitalized terms not otherwise defined in this summary shall have the meanings ascribed to them in the Bonus Plan.

Administration.    The Bonus Plan will be administered by the Compensation Committee. Subject to the express provisions of the Bonus Plan, the Compensation Committee will have the authority to designate participants in the Bonus Plan from the salaried employees of the Company and any entity controlled by the Company (“Affiliates”) and to determine the terms and conditions of any award under the Bonus Plan. The Compensation Committee will also have the authority to determine whether, to what extent and under what circumstances any awards may be forfeited or suspended. The Compensation Committee can interpret, administer, and reconcile any inconsistency, correct any defect, or supply any omission in the Bonus Plan or any award granted thereunder, and may otherwise amend, suspend or waive the rules for administration, interpretation and application of the Bonus Plan. The Compensation Committee may make any determination and take any action it deems necessary or desirable for the administration of the Bonus Plan. The Compensation Committee may delegate all or part of its authority and powers under the Bonus Plan to one or more directors or officers, provided that such delegation is in accordance with applicable law and would not affect the deductibility of the awards. All determinations and decisions made by the Compensation Committee (or any delegate of the Compensation Committee) are final, conclusive and binding upon all persons.

Eligibility.    Only salaried employees of the Company or its Affiliates are eligible to participate in the Bonus Plan, which will include approximately 1,000 persons. The Committee shall select, no later than the 90th day of each performance period (or the day on which 25% of the performance period has elapsed, whichever is earlier), the persons who will be participants for such performance period. A newly hired or newly eligible participant may receive a pro-rated award reflecting participation for a portion of the performance period. Only eligible individuals designated by the Compensation Committee to participate in the Bonus Plan with respect to a particular performance period may participate in the Bonus Plan for that performance period. No participant for a given performance period is guaranteed or assured of being selected for participation in a future performance period.

Terms of Awards.    Awards under the Bonus Plan will be payable to the extent performance goals are achieved or exceeded during the performance period (which, unless otherwise stated in an award, is the calendar year). Prior to, or promptly following the commencement of each performance period, but no later than the 90th day of the performance period (or the day on which 25% of the performance period has elapsed, whichever is earlier), the Compensation Committee will, in its sole discretion, establish in writing the performance goals for the performance period and shall prescribe the formula for determining the percentage of the target award which may be payable upon the level of attainment of the performance goals for the performance period. Following each performance period, the Compensation Committee shall certify in writing the extent to which the performance goals have been achieved or exceeded. The Compensation Committee, in determining the amount of each award, may reduce or eliminate the amount of an award if, in its sole discretion, such reduction or elimination is appropriate. As soon as practicable following the Compensation Committee’s certification for the applicable performance period, and in no event more than 2  1/2 months following the end of the performance period, each participant will receive a cash lump sum payment of his or her award, less required withholding.

Maximum Amount of Compensation Payable under the Performance Goals.    If the performance goals are met, the maximum dollar amount payable to any participant in any one calendar year under the Bonus Plan is $2,500,000.

Performance Criteria.    Performance goals shall be based upon one or more performance criteria, which may include the following: earnings per share; operating ratio; operating income; yield or yield increase; tonnage or tonnage increase; return on invested capital, assets or equity; earnings before interest or taxes; earnings before interest, taxes, depreciation and amortization; revenues or revenue growth; market share; expense management; improvements in capital structure; profit margins; stock price; total stockholder return; free cash flow; working capital; net income; capitalization; leverage ratio; liquidity; results of customer satisfaction surveys; claims and claim management; quality; safety and productivity. Such performance criteria may relate to the performance of the Company as a whole, a subsidiary, a business unit, division, department, individual or any combination of these and may be applied on an absolute basis or relative to one or more peer group companies or indices, as the Compensation Committee shall determine.

The Committee is authorized, in its sole discretion, to modify the calculation of a performance goal for a performance period in connection with any of the following events: asset write-downs; significant litigation or claim judgments or settlements; the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in accounting principles or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year or period; acquisitions or divestitures; any other specific unusual or nonrecurring events or objectively determinable category thereof; foreign exchange gains or losses; and a change in the Company’s fiscal year. No adjustment shall be made if the effect would cause an award that is otherwise intended to qualify as performance-based compensation under Section 162(m) to fail to meet such requirements.

Recovery of Bonus Plan Compensation.    All awards are subject to the Company’s clawback policy as in effect from time to time and, in accordance with such policy, may be subject to the requirement that the awards be repaid to the Company after they have been distributed.

Amendments and Termination.    The Board of Directors or the Compensation Committee, may, at any time, amend, suspend or terminate the Bonus Plan in whole or in part, provided that no amendment, suspension or termination can adversely affect the rights of any participant to awards allocated prior to such amendment, suspension or termination.

U.S. Federal Income Tax Consequences

The following tax discussion is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to the Company and the participants in the Bonus Plan. The discussion is intended only for general information and does not make specific representations to any participant. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A participant’s particular situation may be such that some variation of the basic rules is applicable to her or him. In addition, the federal income tax laws and regulations are frequently revised and may be changed at any time.

In general, a participant in the Bonus Plan will be taxed at ordinary income rates on any cash incentive in the year received. Generally, and subject to Section 162(m) requirements described herein, the Company will receive a federal income tax deduction on the amount of income recognized by the participants at the time such income is recognized by the participants. Please note that the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. As such, and as noted above, there can be no guarantee that amounts payable under the Bonus Plan will be treated as qualified performance-based compensation under Section 162(m) and/or deductible by the Company. Furthermore, in establishing the cash and equity incentive compensation programs for its employees, including the Bonus Plan, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor, and there can be no guarantee that the Compensation Committee will design all awards under the Bonus Plan to qualify as performance-based compensation under Section 162(m).

It is intended that the payments under the Bonus Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. In the event that any award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A. Notwithstanding such intent, there may be circumstances which could trigger application of Section 409A and the tax consequences thereunder.

New Plan Benefits

As noted above, the awards made under the Bonus Plan are made at the discretion of the Compensation Committee and are based on the achievement of performance goals. Since the performance criteria and goals for future performance periods are not known, it is not possible to determine at this time the amount of the awards that could be paid under the Bonus Plan. As discussed above, the maximum amount that can be paid to any participant in any one calendar year under the Bonus Plan is $2,500,000. The amount of cash incentives paid to the named executive officers for the fiscal years 2012, 2013 and 2014 under the Company’s previous annual incentive plan is described above in the Summary Compensation Table. The stockholders of the Company are being asked to approve the Bonus Plan, as described in this Proposal 2. If the Bonus Plan is not approved by our stockholders, the Bonus Plan will not become effective and any annual cash incentives paid to the 162(m) Officers for fiscal year 2016 would not be deductible under Section 162(m) to the extent that, when combined with other compensation that is not “performance-based” within the meaning of Section 162(m), such bonuses exceed the $1,000,000 limit.

Vote Required for Approval

The approval of the Bonus Plan requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE SAIA ANNUAL CASH BONUS PLAN.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that Saia’s stockholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this proxy statement of Saia’s executive officers who are named in the Summary Compensation Table and the other compensation tables (the “Named Executive Officers”) on the frequency basis determined by the Company. In 2011, the Company determined to present an advisory vote to the stockholders regarding the compensation disclosed in the proxy statement every year until the Company determines to present the information on some other frequency. The decision to hold the vote every year is consistent with the advisory vote of Saia’s stockholders in 2011 to hold such advisory vote on compensation every year going forward. Unless the Board modifies this policy, the next advisory vote to approve executive compensation will be held at our 2016 annual meeting of stockholders. Saia has disclosed the compensation of the Named Executive Officers in this proxy statement pursuant to rules adopted by the Securities and Exchange Commission.

Saia believes that the compensation policies for the Named Executive Officers are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of Saia’s stockholders. Held pursuant to Section 14A of the Securities Exchange Act of 1934, this advisory stockholder vote gives you as a stockholder the opportunity to approve or not approve the compensation of the Named Executive Officers that is disclosed in this proxy statement by voting for or against this Proposal 3 (or you may abstain from voting).

Vote Required for Approval

The approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. Because your vote is advisory, it will not be binding on either the Board of Directors or Saia. However, Saia’s Compensation Committee will take into account the outcome of the stockholder vote on this Proposal 3 when considering future executive compensation arrangements.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING ADVISORY RESOLUTION:

RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION, IS HEREBY APPROVED.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

KPMG LLP audited Saia’s annual consolidated financial statements and internal control over financial reporting for the fiscal year ended December 31, 2014. The Audit Committee has appointed KPMG LLP to be Saia’s independent registered public accounting firm for the fiscal year ending December 31, 2015. The stockholders are asked to ratify this appointment at the annual meeting. A representative of KPMG LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Independent Registered Public Accounting Firm’s Fees

The following table details amounts for services provided by KPMG LLP during fiscal 2013 and 2014:

	2013	2014
Audit Fees	$694,873	$683,521
Audit-Related Fees	18,000	18,500
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$712,873	$702,021

•

Audit Fees.    This category includes the fees and out-of-pocket expenses for the audit of Saia’s annual consolidated financial statements and internal control over financial reporting and review of Saia’s quarterly reports.

•

Audit-Related Fees.    This category consists of fees for assurance and related services reasonably related to the performance of the audit or the review of Saia’s consolidated financial statements, not otherwise reported under Audit Fees.

•	Tax Fees. This category consists of fees for tax compliance, tax advice and tax planning.

•	All Other Fees. This category consists of fees for any services not included in the first three categories.

The Audit Committee has a written policy governing the engagement of Saia’s independent registered public accounting firm for audit and non-audit services. Under this policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Under the Audit Committee policy, the independent registered public accounting firm may not perform any non-audit service which independent registered public accounting firms are prohibited from performing under the rules and regulations of the Securities and Exchange Commission or the Public Company Accounting Oversight Board. The Audit Committee may delegate its pre-approval authority to one or more of its members but not to management. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

At the beginning of each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories: audit services, audit-related services, tax services and all other permissible services. The independent registered public accounting firm provides for each proposed service documentation regarding the specific services to be provided. At that time, the Audit Committee pre-approves a list of specific audit related services that may be provided within each of these categories and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year subject to providing the

Audit Committee with regular updates. The Audit Committee reviews all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

Vote Required For Ratification

The Audit Committee was responsible for selecting Saia’s independent registered public accounting firm for fiscal year 2015. Accordingly, stockholder approval is not required to appoint KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2015. The Board of Directors believes that submitting the appointment of KPMG LLP to the stockholders for ratification is a matter of good corporate governance. The Audit Committee is solely responsible for selecting Saia’s independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm.

The ratification of the appointment of KPMG LLP as Saia’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of Saia and persons who own more than ten percent of Saia’s common stock to file with the Securities and Exchange Commission initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of Saia’s common stock. Such directors, officers and greater-than-ten-percent stockholders are required to furnish Saia with copies of the Section 16(a) reports they file. The Securities and Exchange Commission has established specific due dates for these reports and Saia is required to disclose in this proxy statement any late filings or failures to file.

Based solely upon a review of the copies of the Section 16(a) reports (and any amendments thereto) furnished to Saia and written representations from certain reporting persons that no additional reports were required, Saia believes that its directors, reporting officers and greater-than-ten-percent stockholders complied with all these filing requirements for the fiscal year ended December 31, 2014, except that Mr. Frederick J. Holzgrefe, III, Vice President of Finance and Chief Financial Officer, did not timely file a Form 4 for a transaction occurring on September 10, 2014 by the reporting deadline of September 12, 2014, but such Form 4 was subsequently filed on September 15, 2014.

BENEFICIAL OWNERSHIP

The following table lists certain persons and entities known by Saia to own beneficially, as of December 31, 2014, more than five percent of Saia’s common stock.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class(1)
BlackRock, Inc.	2,107,754	(2)	8.50%
40 East 52nd Street, New York, NY 10022
Dimensional Fund Advisors LP	1,952,285	(3)	7.89%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746
FMR, LLC	1,518,978	(4)	6.14%
245 Summer Street, Boston, MA 02110

(1)

For each person or group, the percentage ownership was determined by dividing the number of shares shown in the table by 24,871,806 (the number of shares of Saia common stock outstanding as of December 31, 2014).

(2)

The amount shown and the following information are derived from Amendment No. 5 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 22, 2015. According to the amended Schedule 13G, BlackRock possesses sole dispositive power over 2,107,754 shares and sole voting power over 2,052,430 shares of Saia common stock.

(3)

The amount shown and the following information are derived from Amendment No. 9 to Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 5, 2015. According to the amended Schedule 13G, Dimensional possesses sole dispositive power over 1,952,285 shares and sole voting power over 1,877,393 shares of Saia common stock. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over shares of Saia common stock that are owned by the Funds, and may be deemed to be the beneficial owner of shares of Saia common stock held by the Funds. However, all shares of Saia common stock reported in the amended Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such stock.

(4)

The amount shown and the following information are derived from Schedule 13G filed by FMR, LLC (“FMR”), on February 13, 2015. According to the Schedule 13G, FMR possesses sole dispositive power over 1,518,978 shares of Saia common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Linda J. French, Björn E. Olsson and Jeffrey C. Ward. None of these individuals is or has ever been an officer or employee of Saia. During fiscal 2014, no executive officer of Saia served as a director of any corporation for which any of these individuals served as an executive officer and there were no other Compensation Committee interlocks with the companies with which these individuals or Saia’s other directors are affiliated.

RELATED PARTY TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for the review and approval of each related party transaction. In January 2007, the Board of Directors formalized in writing its Related Party Transaction Policies and Procedures.

The Related Party Transaction Policies and Procedures provide for approval or ratification by the Audit Committee of each related person transaction disclosable under SEC rules. The Policies and Procedures provide for the Audit Committee to review the material facts of all related party transactions that require the Audit Committee’s approval, subject to certain exceptions. If advance Audit Committee approval is not practicable, then the related party transaction shall be considered and, if the Audit Committee deems appropriate, ratified at its next regularly scheduled meeting.

In determining whether to approve or ratify a related party transaction, the Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The Audit Committee has established standing pre-approvals for certain classes of related party transactions. In addition, the Board of Directors has given the Chair of the Audit Committee the authority to pre-approve any related party transaction in which the aggregate amount involved is less than $500,000. Each related party transaction approved pursuant to the standing pre-approvals or pursuant to the authority granted the Chair of the Audit Committee is described to the Audit Committee at its next regularly scheduled meeting.

The Company has entered into indemnification agreements with the members of its Board of Directors. Under these agreements, the Company is obligated to indemnify its directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. The Company believes that these agreements are helpful in attracting and retaining qualified directors. The Company’s Amended and Restated Certificate of Incorporation also provides for indemnification of its officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

There have been no related party transactions requiring disclosure under the rules or regulations of the Securities and Exchange Commission since January 1, 2014.

OTHER MATTERS

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 27, 2015:

This proxy statement and our annual report to stockholders are also available to you on the Company’s website (www.saiacorp.com) under the investor’s relation section.

Proxy Solicitation

Saia will bear the entire cost of this proxy solicitation. In addition to soliciting proxies by this mailing, we expect that our directors, officers and regularly engaged employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. Saia will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

Stockholder Proposals for 2016 Annual Meeting

Any stockholder who intends to present a proposal at the annual meeting in 2016 must deliver the proposal to Saia’s corporate Secretary at 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097:

•	Not later than November 21, 2015, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

•

On or after December 30, 2015, and on or before January 29, 2016, if the proposal is submitted pursuant to Saia’s By-Laws, in which case we are not required to include the proposal in our proxy materials.

By order of the Board of Directors,

Frederick J. Holzgrefe, III

Secretary

Annex A

THE SAIA, INC. ANNUAL CASH BONUS PLAN

1.     Purpose. The purpose of the Saia, Inc. Annual Cash Bonus Plan is to enable the Company to attract and retain employees by providing a competitive cash bonus program that rewards outstanding performance.

2.     Definitions. The following terms shall have the following meanings:

2.1     “Affiliate” means any corporation, limited liability company or other entity controlled by the Company.

2.2     “Award” means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Committee.

2.3     “Base Salary” means the Participant’s annualized rate of base salary on the last day of the Performance Period before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.

2.4     “Board” means the Board of Directors of the Company, as constituted from time to time.

2.5     “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

2.6     “Committee” means the Compensation Committee of the Board.

2.7     “Company” means Saia, Inc., and any successor thereto.

2.8     “Determination Date” means the earlier of: (a) the 90th day of the Performance Period or (b) the date as of which 25% of the Performance Period has elapsed. The Determination Date shall be a date on which the outcome of the Performance Goals are substantially uncertain.

2.9     “Maximum Award” means as to any Participant for any Plan Year $2,500,000.

2.10   “Participant” means as to any Performance Period, any salaried employee of the Company or an Affiliate who is designated by the Committee to participate in the Plan for that Performance Period.

2.11   “Performance Criteria” means the performance criteria upon which the Performance Goals for a particular Performance Period are based, which, unless and until the Committee or Board proposes to the shareholders of the Company and the shareholders approve a change in Performance Criteria, may include any of the following: earnings per share; operating ratio; operating income; yield or yield increase; tonnage or tonnage increase; return on invested capital, assets or equity; earnings before interest or taxes; earnings before interest, taxes, depreciation and amortization; revenues or revenue growth; market share; expense management; improvements in capital structure; profit margins; stock price; total stockholder return; free cash flow; working capital; net income; capitalization; leverage ratio; liquidity; results of customer satisfaction surveys; claims and claims management; quality; safety and productivity. Such Performance Criteria may relate to the performance of the Company as a whole, a subsidiary, a business unit, division, department, individual or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine.

2.12   “Performance Goals” means the goals selected by the Committee, in its discretion, to be applicable for any Performance Period. Performance Goals shall be based upon one or more Performance Criteria. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.

2.13   “Performance Period” means the period for which performance is calculated, which unless otherwise indicated by the Committee, shall be the Plan Year.

2.14   “Plan” means the Saia, Inc. Annual Cash Bonus Plan, as may be amended.

2.15   “Plan Year” means the calendar year.

2.16   “Pro-rated Award” means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant worked during the Performance Period and the denominator of which is the number of days in the Performance Period.

2.17   “Target Award” means the target award payable under the Plan to a Participant for a particular Performance Period, which may be expressed as a percentage of the Participant’s Base Salary or such other measure as the Committee, in its sole discretion, may determine appropriate.

3.	Administration.

3.1     Administration by the Committee. The Plan shall be administered by the Committee which shall consist of not less than two (2) members of the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. Members of the Committee shall be appointed by the Board.

3.2     Authority of the Committee. Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Award; (iii) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.3     Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

3.4     Delegation By the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that any such delegation is in accordance with applicable laws and that the Committee may not delegate its responsibility with respect to matters which would affect the deductibility of compensation paid to covered employees under Code Section 162(m).

3.5     Limitation of Liability. Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.	Eligibility and Participation.

4.1     Eligibility. All salaried employees of the Company and its Affiliates are eligible to participate in the Plan.

4.2     Participation. The Committee, in its discretion, shall select, no later than the Determination Date (or otherwise at such time and in such manner as would permit that the Award will, to the extent practicable and desirable, qualify as performance-based compensation under Code Section 162(m)), the persons who shall be Participants for the Performance Period. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.3     New Hires; Newly Eligible Participants. A newly hired or newly eligible Participant will be eligible to receive a Pro-rated Award reflecting participation for a portion of the Performance Period. For the avoidance of doubt, a newly hired or newly eligible individual must be designated by the Committee as a Participant eligible for an Award in order to receive any Award or portion thereof.

5.	Terms of Awards.

5.1     Determination of Target Awards. Prior to, or reasonably promptly following the commencement of each Performance Period, but no later than the Determination Date (or otherwise at such time and in such manner as would permit that the Award will, to the extent practicable and desirable, qualify as performance-based compensation under Code Section 162(m)), the Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period.

5.2     Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, but no later than the Determination Date (or otherwise at such time and in such manner as would permit that the Award will, to the extent practicable and desirable, qualify as performance-based compensation under Code Section 162(m)), the Committee, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.

5.3     Adjustments. The Committee is authorized, in its sole discretion, to adjust or modify the calculation of a Performance Goal for a Performance Period in connection with any one or more of the following events: asset write-downs; significant litigation or claim judgments or settlements; the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in accounting principles and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year or period; acquisitions or divestitures; any other specific unusual or nonrecurring events or objectively determinable category thereof; foreign exchange gains and losses; and a change in the Company’s fiscal year. No adjustment shall be made if the effect would be to cause an Award that is otherwise intended to qualify as performance-based compensation under Code Section 162(m) to fail to meet such requirements.

6.	Payment of Awards.

6.1	Determination of Awards; Certification.

(a)     Following each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded. If the minimum Performance Goals established by the Committee are not achieved, no payment will be made.

(b)     The Committee shall certify in writing the extent to which the Performance Goals have been achieved and shall then determine, in accordance with the prescribed formula, the amount of each Participant’s Award, if any.

(c)     In determining the amount of each Award, the Committee may reduce or eliminate the amount of an Award if, in its sole discretion, such reduction or elimination is appropriate.

(d)     The amount of an Award for any Plan Year shall not exceed the Maximum Award.

6.2     Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee’s certification for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholding. In no event shall such payment be made later than 2 1/2 months following the end of the Performance Period.

7.     Termination of Employment. Except as set forth in a separate written agreement with a Participant, if a Participant’s employment terminates for any reason prior to the date that his or her Award is paid, all of the Participant’s rights to the Award shall be forfeited.

8.	General Provisions.

8.1     Compliance with Legal Requirements. The Plan and Awards shall be subject to all applicable laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

8.2     Non-transferability. A person’s rights and interests under the Plan, including any Award or any amounts payable under the Plan may not be assigned, pledged, or transferred.

8.3     No Right to Employment. Nothing in the Plan or in any Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

8.4     No Right to Award. A Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant, and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.

8.5     Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

8.6     Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.

8.7     Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

8.8     Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Delaware without regard to conflicts of law.

8.9     Bifurcation of the Plan. The provisions of the Plan may at any time be bifurcated by the Board or the Committee so that certain provisions of the Plan or any Award intended to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m) of the Code.

8.10   Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.

8.11   Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.

8.12   Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

8.13   Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Secretary of the Company.

8.14   Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

8.15   Clawback. All Awards are subject to the Company’s clawback policy as in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Participant. The action permitted to be taken by the Board under this Section is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law and shall apply notwithstanding anything to the contrary in the Plan.

8.16   Other Plans. Awards shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or its Affiliates, unless (i) such other plan, program, or arrangement provides that compensation in the form of awards payable hereunder are to be considered as compensation thereunder, or (ii) the Committee so determines.

8.17   Effective Date. The Plan shall become effective on February 27, 2015, subject to approval by the shareholders of the Company as required by Code Section 162(m) and related regulations, and continue until such time that it is terminated or suspended by the Board.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 26, 2015.
Vote by Internet • Go to www.investorvote.com/SAIA • Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - William F. Evans for a term of three years	☐	☐	☐	02 - Herbert A. Trucksess, III for a term of three years	☐	☐	☐	03 - Jeffrey C. Ward for a term of three years	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Vote to approve the Annual Cash Bonus Plan.	☐	☐	☐	3.	Proposal to approve, on an advisory basis, the compensation of Saia’s Named Executive Officers.	☐	☐	☐
4.	Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01ZZ6C

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Saia, Inc.

Notice of 2015 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — April 27, 2015

Björn E. Olsson, Richard D. O’Dell and Frederick J. Holzgrefe, III, or any of them (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Saia, Inc. to be held at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, GA 30354, on April 27, 2015 at 10:30 a.m. ET or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholders. If no such directions are indicated, the Proxies will vote FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - William F. Evans for a term of three years	☐	☐	☐	02 - Herbert A. Trucksess, III for a term of three years	☐	☐	☐	03 - Jeffrey C. Ward for a term of three years	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Vote to approve the Annual Cash Bonus Plan.	☐	☐	☐	3.	Proposal to approve, on an advisory basis, the compensation of Saia’s Named Executive Officers.	☐	☐	☐
4.	Ratify the appointment of KPMG LLP as Saia’s independent registered public accounting firm for fiscal year 2015.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01ZZ7C

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Saia, Inc.

Notice of 2015 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — April 27, 2015

Björn E. Olsson, Richard D. O’Dell and Frederick J. Holzgrefe, III, or any of them (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Saia, Inc. to be held at the Renaissance Concourse Atlanta Airport Hotel, One Hartsfield Centre Parkway, Atlanta, GA 30354, on April 27, 2015 at 10:30 a.m. ET or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholders. If no such directions are indicated, the Proxies will vote FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)